Exhibit 99.1

CREDIT AGREEMENT,

dated as of

May 26, 2017,

among

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.,
as Borrower,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.
as Sole Bookrunner,

BANK OF AMERICA, N.A.
and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers

___________________________

$200,000,000 Revolving Credit Loans
$50,000,000 Term Loans
___________________________

#i#

Credit Agreement

#ii#

Credit Agreement

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SCHEDULE I    -    Commitments
SCHEDULE II    -    Initial Guarantors
SCHEDULE III    -    Subsidiaries
SCHEDULE IV    -    List of Funding Agreements and Other Credit Agreements
SCHEDULE V    -    List of Qualified Assets

EXHIBIT A-1    -    Form of Revolving Credit Note
EXHIBIT A-2    -    Form of Term Loan Note
EXHIBIT B    -    [Reserved]
EXHIBIT C    -    Form of Assignment and Assumption
EXHIBIT D    -    Form of Compliance Certificate, together with Schedule 1 (Form of
Borrowing Base Certificate)
EXHIBIT E    -    Form of Borrowing Request

Credit Agreement

#iv#

EXHIBIT F    -    Form of Disbursement and Rate Management Authorization and
Instruction Agreement
EXHIBIT G    -    [Reserved]

EXHIBIT H	- Form of Affiliate Guaranty

Exhibit I-1	- Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit I-2	- U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit I-3	- U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit I-4	- U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Credit Agreement

CREDIT AGREEMENT dated as of May 26, 2017, between JONES LANG LASALLE INCOME PROPERTY TRUST, INC., a Maryland corporation (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent on behalf of the Lenders (as defined herein) (in such capacity, together with any successor and assign in such capacity, the “Administrative Agent”).
The Borrower Parties (as hereinafter defined) have requested that the Lenders (as hereinafter defined) extend (i) revolving credit commitments to the Borrower in an aggregate principal or face amount not exceeding $200,000,000, as such amount may be increased or reduced in accordance with this Agreement, at any one time outstanding and (ii) a term loan to Borrower in an aggregate or face amount not exceeding $50,000,000, as such amount may be increased or reduced in accordance with this Agreement, at any one time outstanding. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceleration” has the meaning set forth in Article VII.
“Accepting Lender” has the meaning assigned to such term in Section 9.14(b).
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Affiliate Guaranty.
“Act” has the meaning set forth in Section 9.15.
“Additional Commitment Amount” has the meaning assigned to such term in Section 9.14.
“Additional Commitment Notice” has the meaning assigned to such term in Section 9.14(b).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

Credit Agreement

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Article VIII.
“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Guaranty” means the credit guaranty substantially in the form of Exhibit H executed and delivered by the Guarantors in favor of the Administrative Agent (on behalf of the Lenders) pursuant to Sections 4.01(h) and Article X, as may be Modified from time to time.
“Agency Site” means the Intralinks or other electronic Platform site established by the Administrative Agent to administer this Agreement.
“Agent Parties” has the meaning assigned to it in Section 9.01(d).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Alternative Investments” means Assets that do not represent direct or indirect investments (through joint ventures or otherwise) in private Projects, including investments in (i) property debt instruments of Persons in which the Borrower does not have an equity or debt ownership interest, (ii) public company equity or debt securities or (iii) equity or debt securities issued by a private company that is substantially engaged in an operating business (other than any such Person that is controlled by the Borrower); provided that Alternative Investments shall not include Assets that are (x) participating mortgages granted by a non-public Person or (y) debt instruments that are convertible to equity at the option of the Borrower.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

Credit Agreement

“Applicable Percentage” means, (a) with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Term Loan Lender, the percentage of the total outstanding Term Loans held by such Lender; provided that in the case of Section 2.21 when a Defaulting Lender shall exist “Applicable Percentage” shall mean, with respect to any Lender other than a Defaulting Lender, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages for Revolving Credit Lenders shall be determined based upon the Revolving Credit Exposures at such time, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day:
(a)    with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, or with respect to the unused fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread (Revolving)”, “Eurodollar Spread (Revolving)” or “Unused Fee Rate”, as the case may be, based upon the applicable Total Leverage Ratio on such date:

Total Leverage Ratio:	ABR Spread (Revolving)	Eurodollar Spread (Revolving)	Unused Fee Rate
<30%	30 bps	130 bps	20 bps
≥ 30% and < 40%	35 bps	135 bps	20 bps
≥ 40% and < 50%	55 bps	155 bps	25 bps
≥ 50% and < 55%	75 bps	175 bps	25 bps
≥ 55% and < 60%	100 bps	200 bps	25 bps

(b)    with respect to any ABR Term Loan or Eurodollar Term Loan, the applicable rate per annum set forth below under the caption “ABR Spread (Term)” or “Eurodollar Spread (Term)”, as the case may be, based upon the applicable Total Leverage Ratio on such date:

Credit Agreement

Total Leverage Ratio:	ABR Spread (Term)	Eurodollar Spread (Term)
<30%	25 bps	125 bps
≥ 30% and < 40%	30 bps	130 bps
≥ 40% and < 50%	50 bps	150 bps
≥ 50% and < 55%	70 bps	170 bps
≥ 55% and < 60%	95 bps	195 bps

The applicable margins and fees shall be determined in accordance with the foregoing tables based on the most recent Financial Statements delivered pursuant to Section 5.01(a) or (c). Adjustments, if any, to the applicable margins and fees shall be effective on the date that the Administrative Agent has received the applicable Financial Statements. If the Borrower fails to deliver the Financial Statements to the Administrative Agent at the time required pursuant to Section 5.01(a) or (c), then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing tables until the date that such Financial Statements are so delivered.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Uses” has the meaning set forth in Section 2.19.
“Arranger” means, collectively, JPMorgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC, and their respective Affiliates.
“Asset” means, with respect to any Borrower Party, any individual real property or other investment asset (or related group of assets which is treated by the Borrower as a single investment) owned directly or indirectly by such Borrower Party from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other customary form reasonably approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

Credit Agreement

“Available Commitment” means, as of any date, the lesser of (a) the Maximum Revolving Credit Loan Amount and (b) the maximum amount that will result in compliance with the Financial Covenants after giving effect to a requested Revolving Credit Borrowing or Letter of Credit (and taking into consideration the amount of outstanding Term Loans).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the Preamble.
“Borrower Party” means each of Borrower and the Guarantors.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.
“Borrowing Base Certificate” has the meaning given that term in Section 5.01(f).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Borrowing, or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Borrowing, or a notice by Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Credit Agreement

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any one, or both, of the following events:
(a) during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors (the “Board of Directors”) (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board of Directors then in office; and/or
(b) any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to at least thirty percent (30%).

Credit Agreement

“Class” has the meaning assigned to such term in Section 1.02.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.
“Communications” has the meaning assigned to it in Section 9.01(d).
“Compliance Certificate” has the meaning given that term in Section 5.01(e).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Documents” means, with respect to any entity, its constituent, governing or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its certificate of formation or organization and its operating agreement or limited liability company agreement, and (c) in the case of a corporation, its articles or certificate of incorporation and its by-laws.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlling Joint Venture” means each joint venture in which the Borrower holds 65% or greater ownership interests and Control over all major financial and operating decisions (including sale and refinance) and capital planning.
“Credit Party” means the Administrative Agent, the Issuing Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition

Credit Agreement

precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) the Issuing Lender has determined that such Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit and to which the Issuing Lender is also a party or (e) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender (other than any Lender subject to a Bankruptcy Event).
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means, as of any date of determination, an amount equal to (x) the Borrower’s net operating income for the most recent fiscal quarter ending on or most recently ended prior to such date, annualized plus (y) without duplication, if any Qualified Asset included in the calculation of the Unencumbered Asset Value shall have been acquired during such fiscal quarter, the budgeted annual net operating income for such Qualified Asset; provided that, to the extent any amounts pursuant to clause (y) shall be included in the calculation of EBITDA in connection with determining compliance with any provision of the Credit Agreement, Borrower shall set forth in the Compliance Certificate or Borrowing Base Certificate, as applicable, delivered to Administrative Agent for the applicable period of determination, the name of the Qualified Asset and the corresponding amount so included. Notwithstanding anything to the contrary contained herein, the calculation of EBITDA with respect to any Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be determined on an ‘at share’ basis.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Credit Agreement

“Effective Date” means the date of this Agreement.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lender and any of its respective related persons or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means all applicable and binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or material agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Guarantors or any of their Subsidiaries resulting from or based upon (a) a material violation of any Environmental Law, (b) the material generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in material violation of any Environmental Law, (c) the material release or threatened material release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which material liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of common stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided that any Loan, or the Loans constituting a Borrowing, that bear interest at a rate determined by reference to the definition of “Alternate Base Rate” shall not be deemed to be a Eurodollar Loan or Eurodollar Borrowing, as the case may be.
“Event of Default” has the meaning set forth in Article VII.

Credit Agreement

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)(iii)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Sections 2.16(f) and (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 25, 2013, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders, as amended.
“Facility” means each of (a) the Term Loan Commitments and the Term Loans made hereunder (the “Term Facility”) and (b) the Revolving Credit Commitments and the Revolving Credit Loans and Letters of Credit made hereunder (the “Revolving Facility”), and collectively, the “Facilities”.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement entered into thereunder (and any foreign fiscal regulatory legislation implemented to give effect to such intergovernmental agreements) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Fee Letter” means collectively (i) that certain letter agreement, dated as of March 29, 2017, among the Borrower and the Administrative Agent, pursuant to which Borrower agreed to pay certain fees to the Administrative Agent and JPMorgan, in its capacity as an Arranger; (ii) that certain letter agreement, dated as of May 22, 2017, among the Borrower and PNC Bank, National Association and PNC Capital Markets LLC, pursuant to which Borrower has agreed to pay certain fees to PNC Capital Markets LLC, in its capacity as an Arranger and (iii) that certain letter agreement, dated as of May 22, 2017, among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce,

Credit Agreement

Fenner & Smith Incorporated, pursuant to which Borrower agreed to pay certain fees to Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as an Arranger.
“Financial Covenants” has the meaning assigned to it in Section 6.12.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller or any other financial officer of the Borrower.
“Financial Statements” has the meaning assigned to it in Section 5.01(d).
“Fixed Charges Ratio” means, as at any date, the ratio of (a) EBITDA calculated as at such date to (b) Interest Expense (as such term is reported on Borrower’s financial statements) plus scheduled amortization (excluding balloon payments due at maturity) on Total Outstanding Indebtedness for the most recent fiscal quarter ending on or most recently ended prior to such date, annualized; provided that, with respect to such scheduled amortization amounts, Borrower shall set forth in the Compliance Certificate or Borrowing Base Certificate, as applicable, delivered to Administrative Agent for the applicable period of determination: the name, and corresponding amount of amortization included in the calculation of Fixed Charges Ratio; provided further that, notwithstanding anything to the contrary contained herein, any calculation of Interest Expense or scheduled amortization with respect to any Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be determined on an ‘at share’ basis.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund Entity” means the Borrower and each direct or indirect Subsidiary of Borrower.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or

Credit Agreement

obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means, jointly and severally, (i) any Initial Guarantors and (ii) any Supplemental Guarantors, as the same may exist from time to time (until any such Initial Guarantor or Supplemental Guarantor is released pursuant to the terms hereof).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others or performance of obligations, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations under or in respect of Swap Agreements, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (l) all obligations under master leases and purchase obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, accrued offering costs shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Individual Unencumbered Asset Value" has the meaning set forth in the definition of Unencumbered Asset Value.

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“Ineligible Institution” means a (a) natural person or (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Person who is a Lender at the time of the applicable assignment) shall be an Ineligible Institutions if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Revolving Credit Exposure or Commitments, as the case may be.
“Initial Guarantors” means those Persons as set forth on Schedule II.
“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date; (b) with respect to any Eurodollar Loan with (i) an Interest Period of one, two or three months, on the last day of each Interest Period therefor and (ii) an Interest Period of six months, (A) on the day (provided if such day is not a Business Day, then the next day that is a Business Day) of the three month anniversary of the first day of such Interest Period and (B) on the last day of each Interest Period therefor.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurodollar Borrowing that has been converted or continued, the effective date of such Eurodollar Borrowing shall thereafter be the effective date of the most recent conversion or continuation of such Eurodollar Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the

Credit Agreement

Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investors” means, from time to time, each of the investors of Borrower.
“IRS” means the United States Internal Revenue Service.
“Issuing Lender” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j).
“JPMorgan” means JPMorgan Chase Bank, N.A.
“LC Collateral Account” has the meaning set forth in Section 2.05(k)(ii).
“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Revolving Credit Lenders and the Term Loan Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be Modified and in effect from time to time.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such

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Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or any other type of preferential arrangement that has the practical effect of creating a security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, collectively, this Agreement, the Notes, the Affiliate Guaranty, the Letter of Credit Documents, the Fee Letter and each other agreement, instrument or document required to be executed and delivered in connection with the Loans, together with any renewals, extensions, amendments or modifications thereof.
“Loans” means the Revolving Credit Loans and the Term Loans.
“Majority Facility Lenders” means, with respect to either Facility, the holders of more than 50% of the total Term Loan Exposures or the total Revolving Credit Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Credit Commitments, the holders of more than 50% of the total Revolving Credit Exposures); provided that, in the event any Revolving Credit Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Majority Facility Lenders” under the Revolving Facility means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Revolving Credit Commitments (or total Revolving Credit Exposures) outstanding under the Revolving Facility (excluding Revolving Credit Commitments and Revolving Credit Exposures of all Defaulting Lenders); provided that for the purpose of determining the Majority Facility Lenders needed for any waiver, amendment, modification or consent, (i) any Lender that is a Borrower Party, or any Affiliate of the Borrower Parties shall be disregarded and (ii) so long as there are only two (2) Lenders who are not Defaulting Lenders at such time with respect to the Facility then subject to such waiver, amendment, modification or consent, “Majority Facility Lenders” shall be deemed to mean both such Lenders.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operating or financial condition of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower Party to perform any of its respective obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the validity or enforceability of any of the

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Loan Documents or the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents.
“Material Amendment” means an amendment, modification, termination, waiver or change that (i) in the case of any Borrower Party, could reasonably be expected to materially and adversely affect the rights, remedies, security interests or liens of the Lenders or the Administrative Agent, (ii) in the case of any Borrower Party, would affect the ability of the Borrower Parties to enter into indebtedness (including leverage limitations and indebtedness limitations as set forth in the Borrower’s Constituent Documents), (iii) in the case of the Borrower, would affect the Borrower’s investment restrictions in any material respect or (iv) in the case of the Borrower, would modify the Valuation Guideline.
“Maturity Date” means (a) with respect to the Revolving Credit Commitments, May 25, 2020, as such date may be extended in accordance with Section 2.08(e) (or such earlier date as the Revolving Credit Commitments shall have been terminated in accordance with the terms hereof) (the “Revolving Credit Maturity Date”) and (b) with respect to the Term Loans, May 25, 2022 (or such earlier date as the Term Loans shall have been accelerated in accordance with the terms hereof).
“Maximum Revolving Credit Loan Amount” means, from time to time the aggregate of all Revolving Credit Commitments, as such Revolving Credit Commitments may be reduced at Borrower’s option pursuant to Section 2.08 or increased pursuant to Section 9.14.
“Modifications” means any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions thereof from time to time; “Modify”, “Modified”, or related words shall have meanings correlative thereto.
“Moody’s” means Moody’s Investors Service, Inc.
“Negative Pledge” has the meaning set forth in Section 6.07.
“Net Asset Value” means, the net asset value of the Borrower’s assets determined in accordance with the Valuation Guidelines.
“Non-Recourse” means, with reference to any obligation or liability, any obligations or liability for which a Person, as obligor thereunder, is not liable or obligated other than as to such Person’s interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as, but not limited to, fraud, misappropriation, misapplication, environmental indemnities, and completion obligations as to construction or development, in each case, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.
“Non-Recourse Party” has the meaning set forth in Section 9.11.
“Notes” means the Revolving Credit Notes and the Term Loan Notes.
“NYC Retail Fund” shall mean the Borrower’s investment in MADISON NYC CORE RETAIL PARTNERS, LP fund.

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“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all obligations, liabilities and indebtedness of every nature of any Borrower Party, from time to time owing to the Administrative Agent, the Issuing Lender or any Lender under or in connection with this Agreement or any other Loan Document to which such Borrower Party is a party, including, without limitation, principal, interest, fees (including fees of counsel), expenses and any joint and several liability whether now or hereafter existing under the Loan Documents.
“144A Securities” means securities issued pursuant to Rule 144A under the Securities Act of 1933, as amended.
“OP” has the meaning set forth in Section 6.03(d).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)(iii)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 9.04.

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“Participant Register” has the meaning assigned to such term in Section 9.04(e).
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j) or Liens on cash and cash equivalents securing obligations with respect to letters of credit that support any such judgments;
(f) easements, zoning restrictions, rights of way, covenants and restrictions and similar encumbrances on real property imposed by law or Governmental Authority or existing at the time such real property was acquired by a Borrower Party or arising in the ordinary course of business, in each case, that do not secure any monetary obligations and do not materially diminish the value of the affected property or materially interfere with the ordinary conduct of business of such Borrower Party;

(g) assignments of past due receivables for collection purposes only;

(h) leases or subleases granted in the ordinary course of business; and

(i) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than as permitted in clause (e) above).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan Asset Regulation” means Department of Labor Regulation Section 2510.3-101, 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prepayment Trigger Date” has the meaning set forth in Section 2.10(b)(i).

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“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.
“Process Agent” has the meaning set forth in Section 9.09(d).
“Project” has the meaning assigned to such term in the definition of “Qualified Assets”.
“Proposed Modification” has the meaning set forth in Section 6.03(b).
“Proposed Modification Notice” has the meaning set forth in Section 6.03(b).
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.
“Qualified Assets” shall mean each real estate Asset (each, a “Project”) accepted as a Qualified Asset on the Effective Date or otherwise pursuant to Article X (and which has not been subsequently removed pursuant to Article X) and satisfies all of the following requirements:
(a) Such Project is of a Target Property Type located within one of the 48 contiguous states of the United States, the District of Columbia, Alaska or Hawaii;
(b) Such Project is Wholly-Owned by Borrower or by a Wholly-Owned Subsidiary of Borrower (a “Qualified SPE”) which has good fee or permitted leasehold title to the Project, and in the case of a Project owned by a Qualified SPE, such Qualified SPE provides a Guaranty as provided in Section 10.02;
(c) Such Project is subject to no Lien (other than Permitted Encumbrances) and with respect to which the applicable Qualified SPE has no secured or unsecured Indebtedness (other than current trade payables);
(d) Such Project is not subject to any agreement which prohibits or limits the ability of the Borrower or any Qualified SPE to create or incur any Lien (other than Permitted Encumbrances) upon such Project, including, without limitation, a Negative Pledge or similar covenant or restriction;
(e) Such Project is not subject to any agreement which entitles any entity to the benefit of any Lien (other than Permitted Encumbrances) on such Projects upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause);
(f) Such Project has no material recognized environmental condition except for conditions which are not individually or collectively reasonably likely to result in a property-level material adverse effect;

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(g) Such Project is in material compliance with all laws, regulations and orders of any governmental authority applicable to it (including all applicable zoning laws) except for any non-compliance which is not individually or collectively reasonably likely to result in a property-level material adverse effect;
(h) At least 70% of the net lettable area of such Project is leased, provided that such 70% test shall not need to be satisfied so long as the (a) the amount obtained by adding together the following amounts obtained for each Qualified Asset then in the Unencumbered Asset Pool (and including any Project then being proposed for inclusion in the Unencumbered Asset Pool): (i) the Individual Unencumbered Asset Value for a Project multiplied by (ii) such Project's percentage leased net lettable area divided by (b) the then Unencumbered Asset Value for the Unencumbered Asset Pool (and including any Project then being proposed for inclusion in the Unencumbered Asset Pool), is at least 80%;
(i) Such Project is not an Alternative Investment nor a Value Add Investment; and
(j) Such Project has been designated as a “Qualified Asset” on Schedule V or in a subsequent Borrowing Base Certificate and in either event has not been removed as a Qualified Asset pursuant to Article X.
Upon any Qualified Asset ceasing to qualify as a Qualified Asset for any reason, such Qualified Asset shall no longer be included in the calculation of the Unencumbered Asset Value. For the avoidance of confusion, none of the required criteria set forth above for Qualified Assets shall be deemed modified or waived to the extent of any representation, warranty or covenant contained in this Agreement which may be broader in scope as applied to the Borrower Parties, their Subsidiaries or their properties generally.
“Qualified SPE” has the meaning assigned to such term in the definition of “Qualified Assets”.
“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.
“Railway Street Corporate Centre” shall mean that that certain Project known as Railway Street Corporate Centre (Calgary office building), having an address at 6807 Railway Street, Calgary, Alberta.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Recourse” means, with reference to any obligation or liability, any direct or indirect liability or obligation that is not Non-Recourse to the obligor thereunder. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities

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or obligations (e.g., by reason of a guaranty or contribution obligations, by operation of law or by reason of such Person being a general partner of such obligor).
“Register” has the meaning assigned to such term in Section 9.04(c).
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Section 859 et seq. of the Code.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“REOC” means a “Real Estate Operating Company” within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulation.
“Reorganization” has the meaning set forth in Section 6.03(d).
“Required Lenders” means, at any time, the Administrative Agent and Lenders who are not Defaulting Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of Lenders (excluding Defaulting Lenders) at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, (i) any Lender that is a Borrower Party, or any Affiliate of the Borrower Parties shall be disregarded and (ii) so long as there are only two (2) Lenders who are not Defaulting Lenders at such time, “Required Lenders” shall be deemed to mean both such Lenders.
“Restricted Payment” means partnership or other organizational distributions or dividends of any Borrower Party (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any membership interest or partnership interest (whether general or limited) in a Borrower Party or of any warrants, options or other rights to acquire any such partnership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of a Borrower Party or any Subsidiary).
“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 9.14 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The original aggregate principal amount of the Revolving Credit Commitments is $200,000,000.

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“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Loans and its LC Exposure at such time.
“Revolving Credit Lenders” means the Persons having Revolving Credit Commitments listed on Schedule I and any other Person that shall hold Revolving Credit Loans and Revolving Credit Commitments after giving effect to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Revolving Credit Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) of this Agreement.
“Revolving Credit Maturity Date” has the meaning set forth in the definition of “Maturity Date”.
“Revolving Credit Notes” means the promissory notes for Revolving Credit Loans provided for in Section 2.09(f) and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.
“Revolving Facility” has the meaning set forth in the definition of “Facility”.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of Borrower.
“Supplemental Guarantor” shall have the meaning assigned to such term in Section 2.20 of this Agreement.
“Supplemental Materials” means any business or financial-related disclosures or information supplementing the Financial Statements made available to the holders of the Borrower Parties’ 144A Securities.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. For purposes hereof, the credit exposure at any time of any Person under a Swap Agreement to which such Person is a party shall be determined at such time in accordance with the standard methods of calculating credit exposure under similar arrangements as reasonably prescribed from time to time by the Administrative Agent, taking into account (a) potential interest rate movements, (b) the respective termination provisions, (c) the notional principal amount and term of such Swap Agreement and (d) any provisions providing for the netting of amounts payable by and to a Person thereunder (or simultaneous payments of amounts by and to such Person).
“Target Property Types” means each of the following property types (with each such classification reasonably determined by the Borrower): industrial, multi-family, office, self-storage

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and retail and, for the avoidance of doubt, Target Property Types (i) shall include such property types if they have a garage and (ii) shall not be deemed to include any hotel properties or any property that is a Value Add Investment.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” has the meaning set forth in the definition of “Facility”.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans, as such commitment may be (a) increased from time to time pursuant to Section 9.14 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The original aggregate principal amount of the Term Loan Commitments is $50,000,000.
“Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.
“Term Loan Lenders” means the Persons having Term Loan Commitments listed on Schedule I and any other Person that shall hold Term Loans after giving effect to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loan Notes” means the promissory notes provided for Term Loans in Section 2.09(f) and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.
“Term Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.01(b) of this Agreement.
“Total Assets” means, as at any date, the aggregate value of all assets of the Borrower, including on a consolidated basis, any Subsidiaries of the Borrower, as determined by the Borrower in accordance with Borrower’s ordinary course of business and in accordance with the Valuation Guidelines, but not in excess of the "as is" value of any asset determined pursuant to a third party appraisal performed by a third party appraiser retained by Borrower in Borrower’s reasonable discretion, provided that all such appraisals must contain an "as is" valuation. Notwithstanding anything to the contrary contained herein, any calculation of Total Assets with respect to any Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be determined on an ‘at share’ basis.
“Total Asset Value” means, as at any date, (a) Total Assets minus (b) an amount equal to any value (determined in the same manner as described in the definition of “Total Assets”) relating to any portion of Total Assets owned by a Subsidiary of Borrower, which Subsidiary is subject to

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any of the types of events referred to in Section 7.01 clauses (f) (with respect to Indebtedness that is Recourse to such Subsidiary), (g), (h), (i) or (j) (with respect to judgments against such Subsidiary); provided that, notwithstanding anything to the contrary contained herein, any such calculation pursuant to the foregoing clause (b) with respect to any Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be determined on an ‘at share’ basis.
“Total Leverage Ratio” means, as at any date, the percentage obtained by dividing Total Outstanding Indebtedness by the value of the Total Asset Value.
“Total Outstanding Indebtedness” means, as at any date, the principal amount of aggregate outstanding Indebtedness of Borrower and its Subsidiaries (as reported in the then current Financial Statements of Borrower on a consolidated basis, without regard to the market value adjustment included therein and without duplication).
“Total Secured Debt Ratio” means, as at any date, the percentage obtained by dividing the Total Secured Indebtedness by Total Asset Value.
“Total Secured Indebtedness” means, as at any date, that portion of aggregate outstanding Indebtedness of the Borrower and any Subsidiaries of the Borrower that hold any of the Borrower’s assets (as reported in the then current Financial Statements) that is, without duplication, secured by a Lien, including any Lien resulting from any pledge of the Equity Interests in any Subsidiary of the Borrower. Notwithstanding anything to the contrary contained herein, any calculation of Total Secured Indebtedness with respect to any Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be determined on an ‘at share’ basis.
“Total Secured Recourse Debt Ratio” means, as at any date, the percentage obtained by dividing the Total Secured Recourse Indebtedness by Total Asset Value.
“Total Secured Recourse Indebtedness” means, as at any date, that portion of aggregate Total Secured Indebtedness of the Borrower and any Subsidiaries of the Borrower that hold any of the Borrower’s assets (as reported in the then current Financial Statements) that is Recourse to Borrower or such Subsidiary.
“Total Unsecured Indebtedness” means, as at any date, all of the unsecured Indebtedness of Borrower Parties without duplication; and for the purposes hereof such term shall include the aggregate outstanding amount of the Revolving Credit Exposure and Term Loan Exposure of the Lenders on such date.
“Transactions” means the execution, delivery and performance by the Borrower Parties of this Agreement and the other Loan Documents to which they are a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, has the meaning assigned to such term in Section 1.02.

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“Unencumbered Asset Pool” means the Qualified Assets listed on Schedule V attached hereto, as the same may be modified in accordance with Article X hereto, each of which is owned by the Borrower or the Guarantor indicated thereon.
“Unencumbered Asset Value” means the aggregate value of the Unencumbered Asset Pool as determined by the Borrower prior to the Effective Date and, from time to time, in accordance with Borrower’s ordinary course of business and the Valuation Guidelines, but not in excess of the "as is" value of any asset determined pursuant to a quarterly third party appraisal (provided newly acquired Qualified Assets shall be so appraised beginning six (6) months following the acquisition of any such Qualified Assets) performed by a third party appraiser retained by Borrower in Borrower’s reasonable discretion, provided that all such appraisals and calculation of the Unencumbered Asset Value, including the Unencumbered Asset Value determined prior to the Effective Date, shall be reasonably reviewed and approved by the Administrative Agent such approval not to be unreasonably withheld, delayed or conditioned, and each such appraisal obtained must contain an "as is" valuation. The value of any individual Asset determined in accordance with the foregoing shall be referred to as an "Individual Unencumbered Asset Value". Any such appraisal reviewed and approved by the Administrative Agent shall be provided to any Lender that so requests a copy thereof.
“Unencumbered Debt Service Coverage Ratio” means, as at any date, the ratio of (a) EBITDA for the Unencumbered Asset Pool calculated as at the end of the fiscal quarter ending on or most recently ended prior to such date to (b) an amount equal to interest-only debt service (applying the Debt Service Constant) on Total Unsecured Indebtedness for the most recent fiscal quarter ending on or most recently ended prior to such date, in each case attributable to Qualified Assets. As used herein, “Debt Service Constant” shall mean the greatest of (i) the actual interest rate in effect on the applicable indebtedness (as of any date of determination), (ii) the yield on the 10-year U.S. Treasury security (as of any date of determination) plus 2.50% and (iii) 5.00%.
“Unencumbered Pool Leverage Ratio” means, as at any date, the percentage obtained by dividing Total Unsecured Indebtedness by Unencumbered Asset Value.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).
“Valuation Guidelines” means the valuation guidelines and calculation method contained in the “Net Asset Valuation Calculation and Valuation Guidelines” set forth in the prospectus of Borrower, as such valuation guidelines and calculation method may be modified, amended or supplemented from time to time.
“Value Add Investment” means any investment that is determined by the Borrower in its discretion to be a value add investment; provided that:

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(i) a development transaction will be a Value Add Investment if either (A) a Fund Entity directly assumes development and construction risk or (B) binding lease commitments have not been secured for at least 70% of the net lettable area of such target development property prior to material construction works for such development commencing, in each case until the Borrower determines, in its discretion, that any development or other construction for which the Borrower or any of its Subsidiaries directly assumed risk is substantially complete and at least 70% of the net lettable area is leased;
(ii) a new investment for which less than 70% of the net lettable area is leased at the time of investment will be a Value Add Investment until at least 70% of the net lettable area is leased;
(iii) a property redevelopment for which the acquisition pro forma assumes that more than 20% of the gross purchase price will be invested in capital improvements, excluding tenant improvements and leasing commissions, during the first three years of ownership, will be a Value Add Investment until the Borrower determines, in its discretion, that the redevelopment is substantially complete; and
(iv) any investment in a non-Target Property Type investment will be a Value Add Investment.
“VCOC” means a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulation.
“Wholly-Owned” means, with respect to any Project, Equity Interest, or other property owned or leased, that 100% of the title to such property is held directly or indirectly by, or 100% of such property is leased directly or indirectly by, the Borrower or a Subsidiary of the Borrower.
“Wholly-Owned Subsidiary” means, with respect to the Borrower on any date, any corporation, partnership, limited liability company or other entity of which 100% of the equity securities or other ownership interests and 100% of the ordinary voting power are, as of such date, directly or indirectly, owned and controlled by the Borrower.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Classification of Loans and Borrowings. Loans hereunder are distinguished by “Class” and by “Type”; Commitments hereunder are distinguished by “Class”. The “Class” of a Loan refers to whether such Loan is a Revolving Credit Loan or a Term Loan, each of which constitutes a Class of Loan. The “Class” of a Commitment refers to whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment, each of which constitutes a Class of Commitment. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a Eurodollar Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

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Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower, the Borrower or any Subsidiary at “fair value”, as defined therein.
ARTICLE II
THE CREDITS
Section 2.01    The Commitments.
(a)Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding the lesser of such Lender’s Revolving Credit Commitment and such Lender’s Applicable Percentage of the aggregate Available Commitment or (ii) the total Revolving Credit Exposures relating to the Borrower

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exceeding the lesser of the total Revolving Credit Commitments and the aggregate Available Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.
(b)Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a Term Loan to the Borrower on the Effective Date in dollars in an aggregate principal amount equal to such Lender’s Term Loan Commitment and in an aggregate amount of $50,000,000 for all Lenders. Any amount repaid in respect of the Term Loans may not be reborrowed.
Section 2.02    Loans and Borrowings.
a.Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
b.Types of Loans. Subject to Section 2.13, each Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans as Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.
c.Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding with respect to Borrower.
d.Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.
Section 2.03    Requests for Borrowings. To request a Borrowing, Borrower may (but is not required to) notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Chicago time, one (1) Business Day before the date of the proposed Borrowing; provided that any

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such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other written electronic communication to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit L and signed by Borrower. Each such telephonic (to the extent applicable) and written Borrowing Request shall specify the following information in compliance with Section 2.02:
i.the aggregate amount of the requested Borrowing;
ii.the date of such Borrowing, which shall be a Business Day;
iii.whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
iv.in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
v.the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Borrowing Request shall be irrevocable once given and binding on Borrower.

Section 2.04    [Reserved].

Section 2.05    Letters of Credit.
a.General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request the Issuing Lender to issue and Issuing Lender shall issue in accordance with and subject to the terms of this Agreement, at any time and from time to time during the Availability Period, Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations (or in the name of a Subsidiary as the applicant thereof) in such form as is acceptable to the Issuing Lender in its reasonable discretion. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions

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of this Agreement shall control. Promptly following the issuance of a Letter of Credit, the Administrative Agent shall advise each Lender of the details thereof. Letters of Credit issued hereunder shall constitute utilization of the Commitments. Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
b.Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver, telecopy or email to the Issuing Lender and the Administrative Agent (at least seven (7) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.
c.Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the greater of (1) $25,000,000 or (2) ten percent (10%) of the total Revolving Credit Commitments, (ii) the minimum undrawn amount under such Letter of Credit is at least $100,000 and (iii) the sum of the total Revolving Credit Exposures shall not exceed the Available Commitment.
d.Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) unless the Administrative Agent agrees to a greater period of time, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, but not beyond the date specified in the following clause (ii) below) and (ii) the date that is five (5) Business Days prior to the date specified in clause (a) of the definition of Maturity Date; provided, however, unless waived by all Revolving Credit Lenders, Borrower shall be required to provide cash collateral on or before fifteen (15) Business Days prior to the Maturity Date for all outstanding Letters of Credit issued pursuant to this Agreement unless the Maturity Date is reasonably expected to occur concurrently with the closing of a permanent financing facility arranged by the Arranger for Borrower which includes such outstanding Letters of Credit thereunder. Notwithstanding the foregoing, if the Maturity Date occurs, then (i) provided that all outstanding principal, interest and other amounts due under the Loan Documents shall have been paid in full and Borrower shall have delivered the applicable cash collateral to the Administrative Agent, Borrower’s obligations under the Loan Documents will be

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terminated except with respect to (x) Borrower’s reimbursement obligations with respect to such outstanding Letters of Credit, (y) the establishment, maintenance, perfection and priority of the Administrative Agent’s interest in such cash collateral in accordance with Section 2.05(k) and (z) those provisions of the Loan Documents which expressly survive the termination of the Loan Documents, (ii) the terms of the Loan Documents will continue in effect as between the Lenders as to (x) the outstanding Letters of Credit (i.e., participations therein and the sharing of any reimbursements thereunder on a pro rata basis) and (y) those provisions of the Loan Documents which expressly survive the termination of the Loan Documents and (iii) if Borrower enters into a permanent financing facility with any other lenders, Borrower shall be required to provide substitute letters of credit (to the extent required by the beneficiaries of such Letters of Credit) and return any outstanding Letters of Credit to the Issuing Lender, in each case within ten (10) days after the closing of such permanent facility.
e.Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Lender or the Revolving Credit Lenders, the Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to a Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
f.Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 noon, Chicago time, on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving

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Borrowing. If Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.
g.Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.

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In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
h.Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.
i.Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to any Eurodollar Loans of Borrower then in effect with a one-month Interest Period; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment.
j.Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by joint written agreement among Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees with respect to Borrower accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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k.Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and Borrower receives notice from the Administrative Agent or the Majority Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) Borrower shall be required to provide cover for LC Exposure pursuant to Sections 2.05(d), 2.10(b)(i) or 2.10(b)(ii), Borrower shall (immediately in the case of clause (i) above and Section 2.10(b)(ii) and, in the case of Sections 2.05(d) and 2.10(b)(i), within the applicable time limits provided therein) deposit into an account (the “LC Collateral Account”) with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to, in the case of an Event of Default, 100% of the LC Exposure with respect to Borrower as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Sections 2.05(d), 2. 10 (b)(i) or 2. 10(b)(ii), the amount required under Sections 2.05(d), 2.10(b)(i) or 2.10(b)(ii); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 7.01(g) or Section 7.01(h). Such deposit shall be held by the Administrative Agent in the LC Collateral Account as collateral in the first instance for the LC Exposure with respect to Borrower under this Agreement and thereafter for the payment of the other Obligations of Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed by Borrower, and to the extent Revolving Credit Lenders have funded participations therein, to such Revolving Credit Lenders, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid), including any accrued interest thereon, shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. Borrower shall, from time to time, concurrently with the deposit of the cash collateral, deliver to the Administrative Agent such documents and agreements as shall be reasonably required by the Administrative Agent in order to perfect a first priority security interest in such cash collateral, duly executed by Borrower and in favor of the Administrative Agent (on behalf of the Revolving Credit Lenders).

Section 2.06    Funding of Borrowings.

a.Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago time, to the account of the Administrative Agent most recently designated by it for

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such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to Borrower by promptly (and, if specifically requested by Borrower in the applicable Borrowing Request, then by 1:00 p.m., Chicago time) crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in Chicago and designated by Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Lender.
b.Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07    Interest Elections.

a.Elections by Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
b.Notice of Elections. To make an election pursuant to this Section, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other written electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by Borrower.

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c.Receipt of Notice. Upon receipt of an Interest Election Request in the proper form pursuant to clause (b) above, the Administrative Agent shall determine the interest rate applicable to such Borrowing(s). Each determination by the Administrative Agent of such interest rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. The Administrative Agent shall deliver to Borrower (by facsimile or other electronic delivery) an acknowledgment of receipt and confirmation of the Interest Election Request; provided, however, that the failure to provide such acknowledgment of receipt and confirmation of the Interest Election Request to Borrower shall not affect the validity of such interest rate and shall not release Borrower from its obligations to pay interest at such rate pursuant to the terms hereof.
d.Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
i.the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);
ii.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
iii.whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
iv.if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
e.Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
f.Failure to Elect; Events of Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing

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by Borrower may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08    Termination and Reduction and Extension of the Commitments.

a.Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.
b.Voluntary Termination or Reduction. Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments in an aggregate amount of up to $50,000,000; provided that (i) each reduction of the Revolving Credit Commitments (other than a reduction required by clause (ii) below) shall be in an amount that is an integral multiple of $1,000,000 and not less than $50,000,000, (ii) Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Available Commitment and (iii) terminations and/or reductions may not be made more than one (1) time in any given calendar quarter.
c.Notice of Voluntary Termination or Reduction. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice from Borrower to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
d.Effect of Termination or Reduction. Any termination or reduction of the Revolving Credit Commitments pursuant to this Section shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.
e.Extension of Revolving Credit Maturity Date. Subject to the provisions of this Section 2.08(e), Borrower shall have two (2) options to extend the Revolving Credit Maturity Date for one (1) year periods each, subject to the satisfaction of each of the following conditions:
i.Borrower shall notify the Administrative Agent of its exercise of the applicable option at least thirty (30) days, but not more than one hundred eighty (180) days (or, if in connection with the submission of an Additional Commitment Notice, not more than six (6) months) prior to the then scheduled Revolving Credit Maturity Date;

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ii.No Default or Event of Default shall have occurred and be continuing on the then scheduled Revolving Credit Maturity Date;
iii.The representations and warranties made by each of the Borrower Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the then scheduled Revolving Credit Maturity Date; provided, that to the extent such representations and warranties were made as of a specific date, the same shall continue on and as of the then scheduled Revolving Credit Maturity Date, to be true and correct in all material respects as of such specific date;
iv.Each Guarantor shall have reaffirmed and ratified all of its Obligations;
v.Within ten (10) days prior to the date of the proposed extension, Borrower shall have delivered a Borrowing Base Certificate;
vi.At the time of the exercise of the extension hereunder, Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) a non-refundable extension fee in an amount equal to 0.15% of the total Commitments in effect at such time; and
vii.Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable attorneys’ fees and expenses by the Administrative Agent in connection with such extension.

Section 2.09    Repayment of Loans; Evidence of Debt.

a.Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, the outstanding principal amount of the Loans on the Maturity Date.
b.Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or other written electronic communication) of such selection not later than 11:00 a.m., Chicago time, as provided in Section 2.10(a). If Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, then except as otherwise required pursuant to this Agreement (including Section 2.10(b)), such payment shall be applied, first, to ABR Borrowings consisting of Revolving Credit Loans of Borrower, second, to other Borrowings consisting of Revolving Credit Loans of Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), third, to ABR Borrowings consisting of Term Loans of Borrower, and fourth, to other Borrowings consisting of Term Loans of Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. If the due date of any payment under this Agreement or

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any other Loan Document would otherwise fall on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
c.Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
d.Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
e.Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower Parties to repay the Loans in accordance with the terms of this Agreement.
f.Promissory Notes.
i.Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form set forth in Exhibit A-1 for Revolving Credit Loans and Exhibit A-2 for Term Loans. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.10    Prepayment of Loans.
a.Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other written electronic communication) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, two (2) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of prepayment. Each such notice shall be revocable and shall specify the prepayment date and the Class and principal amount of each Borrowing or portion thereof to be prepaid; provided that, in the case of any notice

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of prepayment that is revoked, Borrower shall pay any costs and expenses incurred by Lenders, including any payments due pursuant to Section 2.15. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans of the applicable Class included in the prepaid Borrowing. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.12 and (B) any payments due pursuant to Section 2.15, and shall be made in the manner specified in Section 2.09(b).
b.Mandatory Prepayments.
i.Available Commitment. If, on any day (a “Prepayment Trigger Date”), the Revolving Credit Exposure with respect to Borrower exceeds the Available Commitment, then Borrower shall (A) pay such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds and/or (B) provide cover for LC Exposure as specified in Section 2.05(k) in such amounts so that the Revolving Credit Exposure does not exceed the Available Commitment, in either case promptly and in any event within five (5) Business Days after the applicable Prepayment Trigger Date. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders, pro rata between each Class of Loans.
ii.Other Mandatory Prepayments. Borrower shall pay any of its applicable Loans (and provide cover for LC Exposure as specified in Section 2.05(k)) upon the occurrence of any of the following events: (i) the Maturity Date or (ii) upon an Acceleration of the Loans upon an Event of Default as provided in Article VII.

Each such mandatory prepayment shall be applied on a pro rata basis to each Class of Loans, and ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.12 and (B) any payments due pursuant to Section 2.15, and shall be made in the manner specified in Section 2.09(b).
Section 2.11    Fees.
a.Unused Fee. On every Quarterly Date and the Revolving Credit Maturity Date, or the date which the Revolving Credit Commitments terminate, if such date is prior to the Revolving Credit Maturity Date, during the period from and including the date hereof to but excluding the earlier of the date such Revolving Credit Commitments terminate and the Revolving Credit Maturity Date, Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an unused fee, which shall accrue at a rate per annum equal to the applicable rate shown in the definition of “Applicable Rate” on the average daily unused portion of the Revolving Credit Commitment of such Lender. All unused fees shall be computed on the basis of

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a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
b.Letter of Credit Fees. Commencing after a Letter of Credit has been issued, on each Quarterly Date and the Revolving Credit Maturity Date or the date which the Revolving Credit Commitments terminate, if such date is prior to the Revolving Credit Maturity Date, Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit issued for Borrower’s account, which shall accrue at a rate per annum equal to the same Applicable Rate used to determine the interest rate applicable to Revolving Eurodollar Loans (plus 2% during the continuance of an Event of Default) on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the calendar quarter in which such Quarterly Date, the Revolving Credit Maturity Date or the Revolving Credit Commitment termination date, as applicable, falls, and (ii) unless JPMorgan is the only Lender, to the Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between Borrower and the Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Borrower during the calendar quarter in which such Quarterly Date, the Revolving Credit Maturity Date or the Revolving Credit Commitment termination date, as applicable, falls, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided, however, any unpaid participation fees and fronting fees with respect to any Letter of Credit that terminates prior to the Revolving Credit Maturity Date or the Revolving Credit Commitment termination date shall be payable on such Letter of Credit’s termination date. All participation fees and fronting fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
c.Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
d.Fee Letter. The Borrower agrees to pay to the Administrative Agent and Arranger all fees payable in the amounts and at the times specified in the Fee Letter.
e.Payment of Fees. All fees payable hereunder and under the Fee Letter shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of undrawn fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

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Section 2.12    Interest.
a.ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
b.Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.
c.Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon Acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
d.Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
e.Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.13    Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:
(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;
(b)the Administrative Agent is advised by the Majority Facility Lenders under a particular Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing under such Facility for such Interest Period; or
(c)the Administrative Agent is advised by a Lender that it has become unlawful for such Lender to honor its obligation to make or maintain Eurodollar Loans hereunder;

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then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (in the case of clause (c) above, only as to the affected Lender), (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing (in the case of clause (c) above, only as to the affected Lender); provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Borrower for Eurodollar Borrowings may be made to Lenders that are not affected thereby and (iii) if in accordance with clause (c) above any Lender determines that it is no longer lawful for such Lender or its applicable lending office (subject to Section 2.18(a)) to maintain any existing Eurodollar Loans, or to continue to charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to continue Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist and, in such event, all Eurodollar Loans of such Lender shall be converted to ABR Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.
Section 2.14    Increased Costs.
f.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;
ii.impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
iii.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost such to Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent for the account of such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts

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as will compensate such Lender, the Issuing Lender or such other Recipient for such additional costs incurred or reduction suffered with respect to Borrower’s Loans and Letters of Credit.
g.Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will promptly within fifteen (15) Business Days following written demand pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
h.Certificates from Lenders. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
i.Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that neither Borrower nor any Guarantor shall be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.18, then, in any such event, Borrower shall compensate each Lender for the actually incurred, out-of-pocket, loss, cost and expense attributable to such event. In the case of a

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Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
Section 2.16    (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrower. The Borrower Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority pursuant to this Section 2.16, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Indemnification by the Borrower Parties. The Borrower Parties shall jointly and severally indemnify each Recipient, within fifteen (15) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent),

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or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16 (f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be

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requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be

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requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, in the case of a Lender, the Administrative Agent in writing of its legal inability to do so.

(g) On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.
(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable and documented, out-of-pocket, expenses (including Taxes imposed thereon) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund

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to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Survival. Each party's obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j) Issuing Lender. For purposes of this Section 2.16, the term "Lender" includes any Issuing Lender.
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
a.Payments by Borrower. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Chicago time, on the date when due, in immediately available funds, without set‑off or counterclaim; provided that if a new Loan is to be made by any Lender on a date Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.06 or paid by Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.
b.Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied

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(i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
c.Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of Loans of a particular Class shall be made from the relevant Lenders, each payment of unused fees under Section 2.11 in respect of Commitments of a particular Class shall be made for the account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of Loans of a particular Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Credit Loans or Term Loans by Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Revolving Credit Loans or Term Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
d.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Party rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

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e.Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
f.Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or (f), Section 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18    Mitigation Obligations; Replacement of Lenders.
a.Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
b.Replacement of Lenders. If (i) any Lender is unable to make or maintain Eurodollar Loans pursuant to Section 2.13(c), (ii) any Lender requests compensation under Section 2.14, (iii) Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or (iv) any Lender becomes a Defaulting Lender, then Borrower

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may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), provided that if such Lender is a Defaulting Lender, all unfunded amounts in respect of such Defaulting Lender have been funded prior to such Defaulting Lender receiving payment under this paragraph (b), and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Any Defaulting Lender being removed pursuant to this Section 2.18 shall, contemporaneously with such removal, pay to Administrative Agent an assignment fee of $10,000, in addition to any fee payable under Section 9.04.
Section 2.19    Use of Proceeds. Borrower shall use the proceeds of Loans and Letters of Credit solely for the repayment of Indebtedness, the acquisition of or investments in assets, working capital needs and other general business purposes (the “Approved Uses”).
Section 2.20    Affiliate Guaranty. As credit support for the Obligations, on or before the Effective Date, the Initial Guarantors shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the Affiliate Guaranty. After the Effective Date, upon the transfer of any Qualified Asset to, or the acquisition of any Qualified Asset by, any Borrower Party or any Wholly-Owned Subsidiary of a Borrower Party, or upon the addition of a Project as a Qualified Asset pursuant to Article X, unless such Qualified Asset has been removed as a Qualified Asset pursuant to Article X, such Person or the owner of such Qualified Asset, as applicable, (each, a “Supplemental Guarantor”) shall: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders an Accession Agreement to become party to the Affiliate Guaranty, (ii) execute and deliver, or cause to be executed and delivered, to the Administrative Agent legal opinions substantially in the form and substance delivered with respect to the Affiliate Guaranty on the Effective Date and such other documents reasonably required by the Administrative Agent confirming the authorization, execution, delivery and enforceability (subject to customary exceptions) of the Accession Agreement by such Supplemental Guarantor, and (iii) deliver copies of its Constituent Documents, certified by the Secretary or an Assistant Secretary or the functional equivalent of such Supplemental Guarantor (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager) as of the date delivered as being accurate and complete. Subject to the provisions of Section 10.03, provided that (A) there is no outstanding monetary default, Event of Default or involuntary bankruptcy of any of the Borrower Parties and (B) the Borrower Parties are in compliance (both prior to and upon the applicable transfer or property

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level financing referred to in clauses (1) and (2) below as the case may be) with the covenants set forth in Section 6.12, upon (1) the transfer of any Qualified Asset or (2) property level financing secured by a Qualified Asset that prohibits the giving or existence of the Affiliate Guaranty with respect to a particular Guarantor or with respect to which the financing would be more costly or otherwise adversely impacted by the giving or existence of the Affiliate Guaranty with respect to such Guarantor (and so long as the Administrative Agent has received at least five (5) Business Days prior written notice requesting such release), the Administrative Agent shall release such Guarantor from its obligations under the Affiliate Guaranty and such Guarantor shall have no further liability thereunder or in respect of the Obligations.
Section 2.21    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
a.fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;
b.the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
c.if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
i.all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
ii.if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within ten (10) Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;
iii.if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such

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Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
iv.if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
v.if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
d.so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
If a Bankruptcy Event or a Bail-In Action with respect to any Lender Parent shall occur following the date hereof and for so long as such event shall continue, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
Unless the context suggests that a representation and warranty is made with respect to or by the Borrower only, in which case such representation and warranty shall be made by the Borrower only, each Borrower Party, as to itself and no other Borrower Party, represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within its organizational powers and have been duly authorized by all necessary organizational action. It has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) to the Borrower’s actual knowledge, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any of its Constituent Documents or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d)  will not result in the creation or imposition of any Lien on any of its assets.

Section 3.04    No Material Adverse Change. Since the date of the Financial Statements most recently delivered by or on behalf of Borrower to the Administrative Agent, there has been no change in the business, assets, operations or condition, financial or otherwise, of the Borrower Parties (taken as a whole) that could reasonably be expected to result in a Material Adverse Effect.
Section 3.05    Properties.
a.Property Generally. It and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to any

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defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
b.Intellectual Property. It and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by it and each of its Subsidiaries, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
a.Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to its knowledge, threatened in writing against or affecting it or its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document, any Constituent Documents or the Transactions.
b.Environmental Matters. It has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. To its knowledge, each of such permits, licenses and authorizations is in full force and effect and it is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
In addition, no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened in writing by any Governmental Authority with respect to any alleged failure by it to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated with respect to its properties, which failure, if not remedied, could reasonably be expected to have a Material Adverse Effect.
Section 3.07    Compliance with Laws and Agreements. To Borrower’s actual knowledge, it and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 3.08    Investment Company Status. Neither it nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09    Taxes. It has timely filed or timely caused to be filed all Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    ERISA.
a.Neither Borrower nor any of its Subsidiaries has any employees as of the date of this Agreement.
b.Borrower either (i) qualifies as a VCOC or a REOC or (ii) complies with an exception set forth in the Plan Asset Regulation such that the assets of Borrower would not be deemed to be “plan assets” subject to Title I of ERISA and/or Section 4975 of the Code.
c.None of the transactions contemplated by the Loan Documents will constitute a non-exempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent, the Issuing Lender or the Lenders to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
d.To the actual knowledge of each Person executing this Agreement on behalf of its applicable Lender, such Lender shall not fund any of its respective Loans with funds that constitute “plan assets” within the meaning of the Plan Asset Regulation if it would cause the Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Internal Revenue Code.

Section 3.11    Disclosure. To Borrower’s actual knowledge, it has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of it, taken as a whole, to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower Parties on the date thereof as to the matters specified in this Section 3.11; provided that, with respect to projected financial information, it represents only

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that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided further that, with respect to any historical financial statements relating to any such Project with respect to a period prior to which such Project was owned by a Borrower Party or an Affiliate thereof, it represents only that (a) to its actual knowledge, such information was prepared by or on behalf of the seller of such Project and (b) to its actual knowledge, there are no material inaccuracies in such information other than as noted by such Borrower Party.
Section 3.12    Use of Credit. It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.
Section 3.13    Solvency. On the Effective Date and after and giving effect to the Loans occurring on the Effective Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to Borrower’s instructions, it is and will be Solvent.
Section 3.14    No Default. No Default exists under or with respect to any Loan Document to which it is a party. It is not in default in any material respect beyond any applicable grace period under or with respect to any of the terms or provisions of any of its Constituent Documents or any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.
Section 3.15    Insurance. It currently maintains all insurance that is required to be maintained by Section 5.05.
Section 3.16    Credit Arrangements. Except for this Agreement, the funding agreements and notes and credit agreements secured by mortgages or deeds of trust, all as listed on Schedule IV, as updated from time to time in connection with the addition or removal of Guarantors as permitted hereunder, and Permitted Encumbrances and any other agreements or other documents evidencing Indebtedness permitted under Section 6.01, it is not a party to any credit agreements, indentures, purchase agreements, guarantees, Capital Lease Obligations and other investments, agreements or arrangements providing for or relating to extensions of credit (including agreements or arrangements for the issuance of letters of credit or for acceptance of financing) in respect of which its or its assets are in any manner directly or contingently obligated.
Section 3.17    Organizational Documents. The organizational documents heretofore delivered by or on behalf of each Borrower Party to the Administrative Agent pursuant to Section 4.01(e) constitute, as of the date hereof, all of its organizational documents (together with all amendments and modifications thereof). It represents that it has delivered (or caused to be delivered) to the Administrative Agent materially true, correct and complete copies of each of the documents set forth in this Section 3.17.

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Section 3.18    Executive Offices; Places of Organization. The principal office, chief executive office and principal place of business of Borrower are located at 333 West Wacker Drive, Suite 2300, Chicago, Illinois 60606. Borrower is organized in the State of Maryland.
Section 3.19    [Reserved]
Section 3.20    Subsidiaries. As of the Effective Date and as updated at Administrative Agent’s request, set forth in Schedule III is a complete and correct list of all of the Subsidiaries of Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule III, (x) Borrower and each Guarantor and their respective Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule III and (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.
Section 3.21    No Materially Adverse Contracts, Etc. Neither it nor any of its Subsidiaries is subject to any declaration of trust, charter, corporate, limited liability company, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected in the future to have a Material Adverse Effect. Neither it nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of their respective officers, to have any Material Adverse Effect.
Section 3.22    Brokers. Neither it nor any of its Subsidiaries has dealt with any broker or finder with respect to the Transactions or otherwise in connection with the Loan Documents.
Section 3.23    Securities Act. Neither it nor any of its Subsidiaries have issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, (as amended from time to time) or any other law, nor are they in violation of any rule, regulation or requirement under such act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect. The Borrower represents and warrants that none of the Borrower Parties is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder, except to the extent the failure to so register would not reasonably be expected to result in a Material Adverse Effect.
Section 3.24    Tax Status. The Borrower is, for U.S. federal income tax purposes, a REIT that meets the requirements to be subject to taxation as a REIT specified in Section 857(a) of the Code and it has not revoked its election to be a REIT.
Section 3.25    Qualified Assets. The Borrower represents and warrants that as of the Effective Date, Schedule X is a correct and complete list of all Qualified Assets. Each of the

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Qualified Assets included by the Borrower in calculations of the Unencumbered Asset Value satisfies all of the requirements contained in this Agreement for the same to be included therein.
Section 3.26    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 3.26, Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

ARTICLE IV
CONDITIONS
Section 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):
a.Agreement. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
b.Notes. The Notes duly completed and executed by Borrower for each Lender.
c.Opinion of Counsel to Borrower Parties. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Kirkland & Ellis LLP, counsel to the Borrower, covering such matters relating to the Borrower Parties, this Agreement or the Transactions as the Administrative Agent and/or the Required Lenders shall reasonably request (and Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent) and (ii) Maryland counsel to Borrower, covering such matters relating to Borrower, this Agreement or the Transactions as the Administrative Agent and/or the

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Required Lenders shall reasonably request (and Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).
d.2017 Budget. The 2017 annual budget for the Borrower and its Subsidiaries.
e.Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower Parties, the authorization of the Transactions and any other legal matters relating to the Borrower Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
f.Officer’s Certificate. A certificate, dated the Effective Date and signed by a Financial Officer of Borrower, acting for and on behalf of Borrower Parties, confirming compliance with the conditions set forth in the lettered clauses (b)(i), (c), (d) and (e) of the first sentence of Section 4.02.
g.Unencumbered Asset Pool. The Administrative Agent and Lenders shall have received (i) a listing of the Unencumbered Asset Pool valuation information, which listing shall include the date of valuation, amount of the asset value and valuation methodology, and (ii) such other materials and information, in form and substance reasonably satisfactory to Administrative Agent, with respect to the Unencumbered Asset Pool and the Qualified SPEs as Administrative Agent shall reasonably require and solely to the extent in the possession or control of Borrower, including, without limitation, rent rolls, appraisals, title reports, lien searches and information, environmental and engineering reports, and leasing information.
h.Affiliate Guaranty. The Affiliate Guaranty duly executed and delivered by each of the Initial Guarantors.
i.Compliance Certificate. A Compliance Certificate, dated the Effective Date and signed by a Financial Officer of Borrower, demonstrating compliance with the Financial Covenants determined (1) based on the Borrower's financial statements dated as of March 31, 2017 and (ii) on a pro-forma basis on the date hereof after giving effect to the Facilities, together with customary supporting documentation and supplemental reporting as agreed upon between the Administrative Agent and Borrower.
j.Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Effective Date.
k.Financial Information. The Administrative Agent shall have received all available financial information with respect to the Borrower Parties reasonably requested by it;
l.Consents. Copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower Parties, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects.

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m.Disbursement and Rate Management Authorization and Instruction Agreement. A duly completed and executed Disbursement and Rate Management Authorization and Instruction Agreement substantially in the form of Exhibit F.
n.Existing Credit Agreement. Repayment in full of all of the obligations under the Existing Credit Agreement, and termination of the Existing Credit Agreement and related loan documents and release of all collateral thereunder.
o.Information Regarding Borrower Parties. Information regarding the Borrower Parties that is reasonably required under the Act and similar “know your customer” requirements of the Lenders.
p.Other Documents. Such other documents as the Administrative Agent or any Lender or Morrison & Foerster LLP, special New York counsel to the Administrative Agent may reasonably request.
The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower Parties of such fees, expenses and other consideration as the Borrower Parties shall have agreed to pay to any Lender, the Arranger or the Administrative Agent in connection herewith and pursuant to the Fee Letter, including the reasonable fees and expenses of Morrison & Foerster LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).
The Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding anything to the contrary contained herein, the occurrence of the making of the initial Loans and the occurrence of the Effective Date shall be deemed to constitute satisfaction each of the foregoing conditions (unless any such condition shall have been waived in accordance with Section 9.02).
Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
a.to the extent applicable to such Borrowing, receipt by the Administrative Agent of a Borrowing Request pursuant to Section 2.03 or, if applicable, a request for a Letter of Credit pursuant to Section 2.05(b);
b.immediately after such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) the Revolving Credit Exposure will not exceed the Available Commitment, (ii) with respect to each Lender, such Lender’s Applicable Percentage of the Revolving Credit Exposure will not exceed such Lender’s Revolving Credit Commitment and (iii) the sum of the outstanding amount of the Term Loans and the Revolving Credit Exposure will not exceed the Available Commitment;

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c.(i) the representations and warranties of any Borrower Party set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent such representations and warranties were made as of a specific date, the same shall have been true and correct in all material respects as of such specific date and (ii) there are no material adverse changes to its financial condition since the date of delivery of the financial information most recently delivered by the Borrower pursuant to Sections 5.01(a) or (c) that would cause such Borrower Party to be in breach of its obligations pursuant to Section 6.12 as if such obligations were tested as of such date;
d.at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; provided, however, so long as no Default that could, with the passage of time, become an Event of Default pursuant to Section 7.01(a), (g) or (h) shall exist, this clause (d) shall not prevent the conversion or continuation of existing Loans, but provided further that any Eurodollar Loan during such period shall be allowed only in one-month Interest Periods;
e.no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letters of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement;
f.receipt by Administrative Agent of a Compliance Certificate, dated as of such date and signed by a Financial Officer of Borrower, demonstrating compliance with the Financial Covenants determined on a pro-forma basis on such date after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, together with customary supporting documentation and supplemental reporting as agreed upon between the Administrative Agent and Borrower;
g.receipt by Administrative Agent of a completed Borrowing Base Certificate, setting forth all of the information and certifications required pursuant to Section 5.01(f), dated as of such date;
h.no event which results in a Material Adverse Effect shall have occurred, as reasonably determined by the Administrative Agent; and
i.the Administrative Agent shall have received, for its and any other Lender’s account, all fees due and expenses, including the reasonable fees and expenses of Morrison & Foerster LLP, then due and payable pursuant to the terms of the Loan Documents.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower Parties on the date thereof as to the matters specified in the preceding sentence.

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ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder or under the other Loan Documents shall have been paid in full (other than unaccrued contingent amounts) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Borrower Party (provided, that any covenant that relates solely to the Borrower shall be made by the Borrower only, and any covenant that does not relate solely to the Borrower shall be made by each Borrower Party for and as to itself only and no other Borrower Party) covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. Borrower will furnish to the Administrative Agent for distribution to each Lender, including their Public-Siders:
a.(i) as soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 120 days after the end of each fiscal year of Borrower, the audited consolidated balance sheet and related statements of operations, partners’ equity, cash flows, operating income and funds from operations of Borrower and its Subsidiaries (to the extent required to be consolidated in accordance with GAAP) as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception arising out of the scope of the audit, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) not later than February 15th of each year, an annual budget for the Borrower and its Subsidiaries for such fiscal year and Borrower shall deliver a revised annual budget for each fiscal year at the same time it delivers the Financial Statements for the fiscal quarter ending each September 30th of each such fiscal year;
b.[Reserved];
c.As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, as applicable), the consolidated unaudited balance sheet and related statements of operations, partners’ equity, cash flows, operating income and funds from operations of Borrower and its Subsidiaries (to the extent required to be consolidated in accordance with GAAP) as of the end of such fiscal quarter for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance

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with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;
d.Subject to Section 9.16, Borrower further agrees to clearly label the financial statements described in clauses (a) and (c) (collectively, “Financial Statements”) with a notice stating: “Confidential Financial Statements to be Provided to All Lenders, Including Public-Siders” before delivering them to the Administrative Agent;
e.concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(c), a certificate substantially in the form of Exhibit D (a “Compliance Certificate”) of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01 and 6.12, together with a list of each of the assets used in such calculations, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth a schedule of Borrower’s and its Subsidiaries’ outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (v) a report of newly acquired properties indicating net operating income, purchase price, associated debt and project type and (vi) a report of properties sold indicating sales price;
f.concurrently with any delivery of the Compliance Certificate under paragraph (e) above, Borrower shall also deliver a certificate substantially in the form of Schedule 1 to Exhibit D (a “Borrowing Base Certificate”) executed by a Financial Officer that: (i) sets forth a list of all Qualified Assets together with a calculation of the Unencumbered Asset Value and the Available Commitment; and (ii) certifies that (A) all Qualified Assets so listed fully qualify as such under the applicable criteria for inclusion as Qualified Assets, including, without limitation, Article X, and (B) all acquisitions, dispositions or other removals of Qualified Assets completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, and (C) the acquisition cost of any Qualified Assets, as applicable, acquired during such period and any other information that the Administrative Agent may reasonably require to determine the Unencumbered Asset Value of such Qualified Asset, and the Unencumbered Asset Value of any Qualified Assets removed during such period;
g.concurrently with the delivery of each Borrowing Base Certificate delivered pursuant to clause (f) of this Section, notice to the Administrative Agent of any formation or acquisition of, or change in jurisdiction of organization of, a Qualified SPE, setting forth the information described in clauses (i) through (iii) of Section 3.20 with respect to such Person;
h.concurrently with the delivery of all financial statements, reports and other material information and other material correspondence delivered to Investors, copies of such financial statements, reports and other material information and other material correspondence to the Administrative Agent; and

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i.promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance, in any material respect, with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Section 5.02    Notices of Material Events. Promptly after the Borrower has actual knowledge thereof, it will furnish to the Administrative Agent and each Lender written notice of the following:
j.the occurrence of any Default;
k.the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower Parties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
l.the assertion of any Environmental Liability by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries, other than any Environmental Liability that, if adversely determined, could not (individually or in the aggregate) result in a Material Adverse Effect (unless such Environmental Liability relating to a Qualified Asset would not cause a breach of clause (f) of the definition of Qualified Asset); and
m.any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03    Existence; Conduct of Business. It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises which, in the case of rights, licenses, permits, privileges and franchises, if not in full force and effect would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. It will continue to engage only in business of the same general type as now conducted by it or as may be contemplated in its Constituent Documents. The Borrower shall not engage in any business other than as permitted in its Constituent Documents.

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Section 5.04    Payment of Obligations. It will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05    Maintenance of Properties; Insurance. It will, and will cause each of its Subsidiaries to, (a) keep and maintain (or cause to be kept and maintained through leases at respective Assets) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or substantially similar businesses operating in the same or substantially similar locations.
Section 5.06    Books and Records; Inspection. It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will permit any representatives designated by the Administrative Agent (or in the case of a continuing Event of Default, any Lender), upon reasonable prior written notice (and without disrupting the conduct of business of Borrower or any of its applicable Subsidiaries or any tenant or other occupant at any property, and subject to the rights of any such tenant or occupant), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and no more frequently than once during any three (3) month period, except that if an Event of Default shall have occurred and be continuing, then as often as may reasonably be desired.
Section 5.07    Compliance with Laws. It will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws, and all zoning and building codes if applicable to an Asset and ERISA and the rules and regulations thereunder) (to the extent applicable), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for Approved Uses. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support Approved Uses. Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing

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or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09    Further Assurances. It will execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which either the Administrative Agent or the Required Lenders may deem reasonably necessary, to better assure and confirm the transactions contemplated by the Loan Documents to which it is a party, all at the reasonable expense of the Borrower (for the reasonable and documented, out-of-pocket costs and expenses of Administrative Agent and the Lenders).
Section 5.10    Tax Treatment. Borrower shall at no time be treated taxable as a corporation or association or taxable mortgage pool under United States federal income tax laws. Borrower shall at all times maintain its status as a REIT.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Borrower Party (provided, that any covenant that relates solely to the Borrower shall be made by the Borrower only, and any covenant that does not relate solely to the Borrower shall be made by each Borrower Party for and as to itself only and no other Borrower Party) covenants and agrees with the Lenders that:
Section 6.01    Indebtedness. It will not create, incur, assume or permit to exist any Indebtedness, except:
a.Indebtedness created hereunder; and
b.Any other Indebtedness which does not cause any of the other covenants contained in the Loan Documents to be breached, including Section 6.12.
Section 6.02    Liens. It will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it on behalf of the Borrower or the Guarantors, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
a.Permitted Encumbrances; and
b.any Lien (including a Lien securing Indebtedness) which does not cause any of the other covenants contained in the Loan Documents to be breached, including Section 6.12.

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Section 6.03    Fundamental Changes.
a.Mergers, Consolidations, Disposal of Assets, Etc. Except as permitted in Section 2.20, or 6.03(d) without the written consent of the Administrative Agent and the Required Lenders in each such party’s sole and absolute discretion, it shall not enter into any merger or consolidation, unless it is the surviving entity, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate, discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired. To the extent otherwise permitted under Section 2.20, nothing in this Section shall be deemed to prohibit (i) the leasing of Assets in the ordinary course of business for occupancy by the tenants thereunder, (ii) the sale of Assets in the ordinary course of its business; (iii) the disposition for at least fair market value of any property the disposition of which is, in the Borrower’s good faith determination, necessary for the Borrower to maintain its qualification as a REIT or (iv) the contribution of any of its assets to a Person in consideration for an equity interest in such Person provided (A) such equity interest represents a fair value for the assets so contributed, and (B) notice of such contribution and the details thereof are given to Administrative Agent at least ten (10) days prior to such contribution.
b.Restriction on Amendments. Prior to amending (or causing or permitting to be amended), modifying or waiving any of the provisions of the Constituent Documents of any Borrower Party that the Borrower reasonably believes constitutes a Material Amendment, Borrower will deliver a written notice (the “Proposed Modification Notice”) to the Administrative Agent (which Proposed Modification Notice may be delivered by electronic mail) setting forth the specific details of the proposed amendment, modification and/or waiver (each, a “Proposed Modification”). Administrative Agent shall determine, in its sole discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such Proposed Modification is a Material Amendment, and shall use reasonable efforts to notify Borrower of its determination within five (5) Business Days of the date on which it is deemed to have received the Proposed Modification Notice pursuant to Section 9.01. If Administrative Agent determines that the Proposed Modification is a Material Amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 9.02(b)), and Administrative Agent shall promptly notify the Lenders of the Proposed Modification Notice, distributing, as appropriate, the Proposed Modification and any other relevant information provided by Borrower. If Administrative Agent shall request such approval of any Lender to such Proposed Modification, and not receive such approval or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its approval to the request. If Administrative Agent determines that the Proposed Modification is not a Material Amendment, Borrower may make or permit to be made such amendment without the consent of the Administrative Agent or the Lenders. The Borrower’s failure to obtain the approval of the Required Lenders and Administrative Agent (or the approval of all Lenders if required consistent with the terms of Section 9.02(b)) for any Material Amendment that is entered into shall constitute a breach of this Section 6.03(b). Regardless of whether any such modification requires approval hereunder, all executed modifications of Constituent Documents shall be promptly sent to the Administrative Agent after the execution thereof.

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c.Lines of Business. It will not engage to any material extent in any material line of business other than as permitted under its Constituent Documents.
d.Reorganization. Notwithstanding anything to the contrary contained herein, Borrower shall be permitted to, without the approval of the Administrative Agent or the Lenders, reorganize its corporate organizational structure to implement an “umbrella partnership” real estate investment trust structure by forming a limited partnership under the laws of any state of the United States or the District of Columbia (the “OP”) of which the Borrower (or a Wholly-Owned Subsidiary of the Borrower) is to be the general partner (the “Reorganization”). In the event of any such Reorganization, the Borrower may elect to cause (i) the OP to assume all of the Borrower’s liabilities and obligations under, and the Borrower may transfer and assign to the OP all of the Borrower’s rights and benefits under, the Loan Documents to which the Borrower is a party, and in such event Borrower shall thereafter serve as a guarantor of the Facilities, or (ii) the OP to serve as a guarantor of the Facilities, it being acknowledged that in connection with a Reorganization, Borrower may elect that certain of its assets will be held by Borrower or Subsidiaries outside of the OP so long as the OP owns at least the Qualified Assets in the Unencumbered Asset Pool immediately prior to the date of the Reorganization. Notwithstanding anything to the contrary contained herein, Administrative Agent shall have approved (which approval shall not be unreasonably withheld, conditioned or delayed) the material constituent documents executed in connection with a Reorganization, including any amendments or modifications to the Loan Documents (including opinions of counsel), and Administrative Agent shall be satisfied that such Reorganization does not adversely affect the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, and the representations in Section 3.26 shall remain accurate and the covenants set forth in Sections 5.07 and 5.08 shall remain complied with.
Section 6.04    [Reserved].
Section 6.05    Environmental Liabilities. It will not, nor will it permit any of its Subsidiaries to, directly invest in any real property which could reasonably be expected to expose it or any of its Subsidiaries to any Environmental Liability or liability as a property owner which could reasonably be expected to have a Material Adverse Effect.
Section 6.06    Transactions with Affiliates. Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of Borrower or any of its Subsidiaries, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (b) transactions between or among Borrower and its Subsidiaries and (c) investments and Restricted Payments which are not prohibited by the terms of this Agreement.
Section 6.07    Restrictive Agreements. It will not enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) its ability to create, incur or permit to exist any Lien upon any of its property or assets, or (b) its ability to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Borrower Party or to Guarantee Indebtedness of such Borrower Party (collectively, a

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“Negative Pledge”) (other than any Negative Pledge created by the Loan Documents); provided that:
i.the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement and (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and
ii.clause (A) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (B) customary provisions in leases and other contracts restricting the assignment thereof, and (C) Permitted Encumbrances.
Section 6.08    Fiscal Year; Fiscal Quarters. Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 6.09    Employees. Borrower shall not employ or engage any employees at any time.
Section 6.10    ERISA. No Borrower Party shall take any action, or omit to take any action, which would (a) cause any of such Borrower Party’s (or, if applicable, Borrower’s) Assets to constitute “plan assets” of any plan subject to Title I of ERISA for purposes of ERISA or Section 4975 of the Code or (b) cause the transactions contemplated by the Loan Documents to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406(a) of ERISA) that could subject the Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
Section 6.11    Change of Control. No Change of Control shall occur without the prior written consent of the Administrative Agent and the Required Lenders in their sole and absolute discretion.
Section 6.12    Certain Financial Covenants. The Borrower Parties shall comply with each of the following financial covenants (together with the covenant set forth in Section 6.01, the “Financial Covenants”); provided that, notwithstanding anything to the contrary contained herein, (i) Railway Street Corporate Centre shall be excluded from the calculation of Financial Covenants and (ii) the investment value of NYC Retail Fund shall be included in the asset tests for the Financial Covenants, but so long as the total investment by Borrower in NYC Retail Fund is less than $100,000,000, liabilities of properties held under NYC Retail Fund shall be excluded from any calculation of the Financial Covenants.

Credit Agreement

a.Unencumbered Pool Leverage Ratio. The Borrower Parties will not permit the Unencumbered Pool Leverage Ratio to exceed 60% on the last day of any fiscal quarter during the term of this Agreement.
b.Minimum Unencumbered Debt Service Coverage Ratio. The Borrower Parties will not permit the ratio of the Unencumbered Debt Service Coverage Ratio to be less than 2.00 to 1 on the last day of any fiscal quarter during the term of this Agreement.
c.Minimum Qualified Assets. At all times there shall be at least ten (10) Qualified Assets with an aggregate asset value of at least $400,000,000 in the Unencumbered Asset Pool.
d.Minimum Occupancy. At all times, the Borrower Parties will cause Qualified Assets in the Unencumbered Asset Pool to have an aggregate weighted occupancy of greater than 80%.
e.Maximum Total Leverage Ratio. The Borrower Parties will not permit the Total Leverage Ratio to exceed 60% on the last day of any fiscal quarter during the term of this Agreement.
f.Fixed Charges Ratio. The Borrower Parties will not permit the Fixed Charges Ratio to be less than 1.50 to 1 on the last day of any fiscal quarter during the term of this Agreement.
g.Minimum Net Asset Value. The Borrower Parties will not permit Net Asset Value to be less than $1,110,000,000 plus 75% of net common equity investments raised as of the last day of any fiscal quarter during the term of this Agreement.
h.Maximum Secured Debt Ratio. The Borrower Parties will not permit the Total Secured Debt Ratio to exceed 40% on the last day of any fiscal quarter during the term of this Agreement.
i.Maximum Secured Recourse Debt Ratio. Until such date as Borrower shall hold an investment grade credit rating from either Moody’s or S&P, the Borrower Parties will not permit the Total Secured Recourse Debt Ratio to equal or exceed 10% on the last day of any fiscal quarter during the term of this Agreement.
j.Maximum Restricted Payments. During the continuance of an Event of Default, Restricted Payments shall be limited to the minimum amount necessary to ensure continued qualification of Borrower as a REIT under the Code, including, for the avoidance of doubt, following the Reorganization.
k.Maximum Permitted Investments. (i) Annual permitted investments in undeveloped land, developments and non-Controlling Joint Ventures to be limited, on an individual basis, to no greater than (x) 5% of Total Asset Value in the case of undeveloped land, (y) 5% of Total Asset Value in the case of developments and (z) 15% of Total Asset Value in the case of non-Controlling Joint Ventures and (ii) annual permitted investments in undeveloped land, developments

Credit Agreement

and non-Controlling Joint Ventures to be limited, on an aggregate basis, to no greater than 25% of Total Asset Value.
l.Constituent Document Limitations. Notwithstanding anything to the contrary contained in this Agreement, Borrower Parties shall at all times comply with all indebtedness and investment limitations contained in their Constituent Documents.

ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
a.(i) Borrower shall fail to (A) pay as and when due and payable (1) any principal on any of its Loans (whether by scheduled maturity, required prepayment, Acceleration, demand or otherwise) or (2) any reimbursement obligation in respect of any LC Disbursement, or (B) pay when due any interest on any of its Loans or (ii) any Borrower Party shall fail to pay when due any fees or any other amount payable hereunder or under any other Loan Document, and such failure to pay interest, fees or such other amounts described in clause (i) (B) or (ii) shall continue for five (5) Business Days after written notice thereof has been given to Borrower by the Administrative Agent;
b.any representation or warranty made or deemed made by or on behalf of any Borrower Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made and shall remain uncured for a period of more than fifteen (15) days after the earlier of (i) notice from Administrative Agent to such party with respect thereto or (ii) knowledge of such party with respect thereto;
c.any Borrower Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(b), 5.02, 5.03 (with respect to such Borrower Party’s existence), 5.08, 5.09, 6.01, 6.02, 6.03 (other than a default with respect to any notice required pursuant to Section 6.03(a)(iv)(B)), 6.11 or 6.12;
d.any Borrower Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in this Article, including Section 7.01(a) and Section 7.01(c)) or any other Loan Document (except to the extent a shorter time period is provided for in the applicable Loan Document) and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to such Borrower Party; provided that in the case of any such Default which is susceptible to cure but cannot be cured within thirty (30) days through the

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exercise of reasonable diligence, if (i) the Administrative Agent shall not have determined that such default is not susceptible of being cured within a maximum of ninety (90) days from the Administration Agent’s original notice of Default, and (ii) such Borrower Party commences such cure within the initial thirty (30) days period and diligently prosecutes same to completion, such period of thirty (30) days shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed sixty (60) days;
e.any Borrower Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than Indebtedness in respect of the Railway Street Corporate Centre) that is Recourse to such Borrower Party in an aggregate amount of $20,000,000 or more, when and as the same shall become due and payable and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period;
f.any event or condition occurs that results in any Indebtedness of any Borrower Party (other than Indebtedness in respect of the Railway Street Corporate Centre) that is Recourse to such Borrower Party in an aggregate amount of $20,000,000 or more with respect to such Borrower Party becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, and any such notice or cure periods have elapsed) the holder or holders of any such Recourse Indebtedness or any trustee or agent on its or their behalf to cause any such Recourse Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
g.an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;
h.any Borrower Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
i.[Reserved];

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j.one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any Borrower Party, and remain unsatisfied beyond applicable notice and cure periods (other than any judgment as to which a reputable insurance company has acknowledged coverage of such claim in writing or has acknowledged in writing its willingness to defend any such claim under a reservation of rights) and (i) any such judgment shall not be stayed, discharged, paid, bonded (or otherwise collateralized with cash) or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments which have not been paid, vacated, bonded or otherwise adequately collateralized;
k.[Reserved];
l.subject to Section 6.03(a), without the written consent of the Administrative Agent and the Required Lenders in each such party’s sole and absolute discretion, any Borrower Party shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of any Borrower Party;
m.any Borrower Party shall disavow, revoke or terminate (except as a result of the express terms thereof) any Loan Document or shall otherwise challenge or contest in proceeding the validity or enforceability of any Loan Document;
n.Borrower shall fail or cease to qualify as a REOC or a VCOC or otherwise meet an exception under the Plan Assets Regulations which would prevent the assets of any Guarantor from being deemed to be “plan assets” subject to Title I of ERISA and/or Section 4975 of the Code; or
o.any event shall occur which gives rise to a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent and/or the Lenders, on account of any Loan or any other transaction contemplated by the Loan Documents, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;
then, and in every such event (other than an event with respect to any Borrower Party described in Section 7.01(g) or Section 7.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times (the second such action being referred to herein as an “Acceleration”): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties; and in case of any event with respect to Borrower described in clause (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon

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and all fees and other obligations of the Borrower Parties accrued hereunder and under the other Loan Documents, shall automatically become due and payable (such automatic events being deemed an Acceleration hereunder), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties and (iii) exercise all of its rights and remedies, whether provided at law or in equity.
Section 7.02    Remedies. Notwithstanding anything to the contrary set forth in the previous paragraph, if at any time after Acceleration of the maturity of the Loans and the other Obligations pursuant to the previous paragraph, Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by Acceleration (with interest on principal and, to the extent permitted by applicable law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of Acceleration) shall become remedied or waived to the satisfaction of the Lenders required to approve such actions pursuant to Section 9.02, then by written notice to Borrower, the Required Lenders may elect, in the sole discretion of each such Required Lender, to rescind and annul the Acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Required Lenders, and are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any Acceleration hereunder, even if the conditions set forth herein are satisfied.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender of a Facility hereby agrees that, except as otherwise set forth herein, any action taken by the Majority Facility Lenders under such Facility in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Majority Facility Lenders under such Facility of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders under such Facility. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “administrative agent”, “agent” and similar terms in the Loan

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Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its affiliates may receive information regarding Borrower Parties or any Affiliate thereof (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and such instructions by the Required Lenders shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable to any Lender for the failure to disclose, any information relating to Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence and during the continuance of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it with the consent or at the request of the Required Lenders or all of the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), as applicable, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or

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representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for Borrower Parties or any other Person), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by a Borrower Party, any Affiliate or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of any Borrower Party or other Persons or inspect the property, books or records of any Borrower Party or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) reasonably believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may reasonably execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in

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connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower Parties in writing. Upon any such resignation, the Required Lenders shall have the right, in consultation with, and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower Parties (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (except for any liability to any Borrower Party first arising prior to such acceptance). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Borrower Parties or any Subsidiary or Affiliate thereof, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of any Borrower Party or any Subsidiary or Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower Parties or any Subsidiary or Affiliate thereof and any other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement as a Lender, and to make, acquire, or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information (which may contain material, non-public information within the meaning of the United States

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securities laws concerning any Borrower Party and its Affiliates) as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower Parties or any Subsidiary or Affiliate thereof. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower Parties or any Subsidiary or Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.
Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by Borrower Parties and without limiting the obligation of Borrower Parties to do so) pro rata in accordance with such Lender’s respective Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by Borrower Parties and without limiting the obligation of Borrower Parties to do so) promptly upon demand for its ratable share of any reasonable out‑of‑pocket expenses (including the reasonable out-of-pocket fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such reasonable out‑of‑pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the

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Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this paragraph shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower Parties shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Notices.
a.Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic delivery, as follows:
i.if to any Borrower Party, to it at 333 West Wacker Drive, Suite 2300, Chicago, Illinois, 60606, Attention of Gregg Falk (Telecopy No. (312) 601-1927; Telephone No. (312) 897-4099), with a copy to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654, Attention: Rachel Brown (Facsimile No. (312) 862-2200; Telephone No. (312) 862-5275);
ii.if to the Administrative Agent, to it at 10 South Dearborn Street, 19th Floor, Chicago, Illinois, 60603, Attention of Christian Lunt (Facsimile No. 312-325-5174; Telephone No. 312-325-5007, with a copy to JPMorgan Chase Bank, N.A., REB Loan & Agency, 10 South Dearborn Street, Chicago, Illinois, 60603, Attention of Lucy Cano (Facsimile No. (877) 242-1006; Telephone No. (312) 385-7092; E-mail: cls.reb.chicago@jpmchase.com), with a copy to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attention: Chris Delson (Facsimile No. (212) 468-7900; Telephone No. (212) 468-8060);
iii.if to the Issuing Lender, to it at 300 South Riverside Plaza, Standby Letter of Credit Unit, Mail Code IL1-0236, Chicago, Illinois 60606-0236 (Telecopy No. (312) 954-0203; Telephone No. (800) 634-1969); and

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iv.if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
b.Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
c.Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto (or, in the case of any such change by a Lender, by written notice to Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
d.Electronic Systems.
i.The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
ii.Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or Borrower or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, Administrative Agent, any Lender, the Issuing Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in

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tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System except to the extent of their respective gross negligence and willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 9.02    Waivers; Amendments.
a.No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
b.Amendments. Except as expressly provided in this Agreement and ministerial modifications of the Loan Documents (which shall only require the consent of the Administrative Agent and Borrower), neither this Agreement nor any provision hereof may be waived or Modified except pursuant to an agreement or agreements in writing entered into by the Borrower Parties and the Required Lenders or by the Borrower Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv)  change Section 2.09 or 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term “Required Lenders”, “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive or Modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi)  release Borrower from its liability with respect to the repayment of the Loans without the written consent of each Lender or

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(vii) release any Guarantor other than as specifically provided in Section 2.20 or Section 10.03, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder, including any provision of Section 2.21, without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be.

Section 9.03    Expenses; Indemnity; Damage Waiver.
a.Costs and Expenses. The Borrower Parties shall jointly and severally pay (i) all reasonable and documented, out‑of‑pocket, expenses actually incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable and documented, out-of-pocket, fees, charges and disbursements of one outside counsel, plus local and special counsel, collectively for the Administrative Agent and the Arranger, in connection with the syndication of the credit facilities provided for herein (provided that Borrower shall not be obligated to pay syndication fees and expenses in the aggregate in excess of $25,000), (ii) all reasonable and documented, out‑of‑pocket, expenses actually incurred by the Administrative Agent, but only including the reasonable and documented, out-of-pocket, fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented, out‑of‑pocket, expenses actually incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all documented, out‑of‑pocket, expenses actually incurred by the Administrative Agent, the Issuing Lender or any Lender, but only including the fees, charges and disbursements of one outside counsel and one local or bonus counsel collectively for the Administrative Agent, the Issuing Lender and any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
b.Indemnification by the Borrower Parties. The Borrower Parties shall indemnify the Administrative Agent, the Issuing Lender, each Lender, the Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages (excluding, for avoidance of doubt, any special, indirect, consequential or punitive damages except to the extent payable to a third party), liabilities and related documented, out-of-pocket, expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, actually incurred by any Indemnitee directly arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby (the liability of Borrower under clause (i) to be joint and several), (ii) any Loan to Borrower or Letter of Credit for the account of Borrower or the use

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of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrower Parties or any of their Subsidiaries, or any Environmental Liability related in any way to any of the Borrower Parties or their Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) a dispute solely among the Indemnitees, or (z) breach of this Agreement or any other Loan Document by such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent actual losses, claims or damages arising from any non-Tax claim. Notwithstanding anything set forth in this Agreement or the other Loan Documents to the contrary, in no event shall any Borrower Party be liable for (i) fees and expenses of more than one counsel plus local or special counsel to collectively represent all Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees, and in such case, not more than two separate sets of counsel for the collective representation of all Indemnitees) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, or (ii) any settlement of an proceeding effected without Borrower’s written consent (which shall not be unreasonably, withheld, conditioned or delayed).
c.Reimbursement by Lenders. To the extent that the Borrower Parties fail to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such and did not result from the bad faith, gross negligence or willful misconduct of the Administrative Agent or the Issuing Lender, as applicable.
d.Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve any Borrower Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
e.Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

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Section 9.04    Successors and Assigns.
a.Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.Assignments by Lenders.
i.Subject to the conditions set forth in this Section 9.04 (including, without limitation this paragraph (b)(i) below) any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Loans and, for purposes of this Section 9.04, participations in LC Exposure, at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided further that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment that results as a result of a merger of a Lender with another financial institution, and if an Event of Default has occurred and is continuing, no consent of the Borrower shall be required with respect to any other assignee;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loans to (1) an assignee that is a Lender (other than a Defaulting Lender) with a Commitment or Loans immediately prior to giving effect to such assignment or (2) a Lender, an Affiliate of a Lender, an Approved Fund or an assignment that results as a result of a merger of a Lender with another financial institution; and
(C) the Issuing Lender.
ii.Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

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Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and the Administrative Agent otherwise consent in writing; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E) each assignment must be for a pro rata portion of such assignor’s Revolving Credit Commitment, Revolving Credit Loans, Term Loan Commitment and Term Loans.
iii.Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (except for any liability to any Borrower Party first arising prior to such assignment) (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
c.Maintenance of Register by the Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in Phoenix a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and, absent manifest error, Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
d.Effectiveness of Assignment. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s

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completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
e.Participations. Any Lender may, without the consent of, the Borrower Parties, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower Parties, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower Parties agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant of which the Borrower has been given notice also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant

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Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
f.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
g.No Assignments to the Borrower Parties or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any Borrower Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender.
h.Arranger Assignments. The parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as an Arranger hereunder, may, without notice to Borrower, General Partner or any Loan Party, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by any Borrower Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than unaccrued contingent obligations) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and, with respect to the parties thereto only, any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract

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between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Administrative Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding accounts used solely for withholding taxes) at any time held and other obligations at any time owing by such Lender or Administrative Agent to or for the credit or the account of Borrower against any of and all the obligations of the Borrower Parties now or hereafter existing under this Agreement held by such Lender or Administrative Agent, irrespective of whether or not such Lender or Administrative Agent shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and Administrative Agent may have.
Section 9.09    Governing Law; Jurisdiction; Etc.
a.Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

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b.Submission to Jurisdiction. Each Borrower Party (including any Borrower Party that is hereafter added as a party hereto) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
c.Waiver of Venue. Each Borrower Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
d.Service of Process. Each Borrower Party hereby irrevocably appoints Corporation Service Company (the “Process Agent”) with an office on the date hereof at 80 State Street, Albany, New York 12207-2543 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to any Borrower Party, in care of the Process Agent at the Process Agent’s above address and each Borrower Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Administrative Agent and each Lender agree to mail to Borrower and Guarantors at their address provided in Section 9.01 a copy of any summons, complaint, or other process mailed or delivered by it to any Borrower Party, as applicable, in care of the Process Agent. As an alternate method of service, each Borrower Party also irrevocably consents to the service of any and all process in any such suit, action or proceeding in the manner provided for notices in Section 9.01. Each Borrower Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 9.09 shall be by certified mail, return receipt requested. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

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NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Limitation of Liability. The Loans and the Obligations shall be fully recourse to the Borrower Parties. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or the other Loan Documents shall be had against any Investor or the officers, directors, employees, constituent members or owners of any Borrower Party or the Investors (each, a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for the payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Administrative Agent); provided, however, that the foregoing shall not be construed so as to exonerate or exculpate any Non-Recourse Party from any liability by reason of fraud, willful misconduct, gross negligence or willful misapplication of funds by such party.
Section 9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.13    Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Subsidiaries and Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors that have a need for such information in connection with this Agreement and the Transaction (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower Parties and their obligations, (g) with the written consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower Parties if the Administrative Agent, Issuing Lender or Lender does not otherwise have actual knowledge that such information should be kept confidential. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower Parties relating to Borrower Parties, their Subsidiaries or Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower Parties; provided that,

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in the case of information received from Borrower Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
Section 9.14    Additional Commitments.
At any time prior to the Maturity Date, the Borrower shall have the right, exercisable no more than four (4) times, to request that the Administrative Agent obtain additional Term Loan Commitments and/or Revolving Credit Commitments in excess of the Lenders’ then outstanding Term Loan Commitments and/or Revolving Credit Commitments in a minimum increment of at least Twenty-Five Million Dollars ($25,000,000), or integral multiples of Five Million Dollars ($5,000,000) in excess thereof (the requested amount being, the “Additional Commitment Amount”), subject to the following:
a.The aggregate amount of the Lenders’ Commitments shall not exceed Five Hundred Million Dollars ($500,000,000).
b.Any such request shall be made by the Borrower giving written notice (the “Additional Commitment Notice”) to the Administrative Agent prior to the Maturity Date, which notice shall set forth such details with respect thereto as are reasonably requested by the Administrative Agent. Upon receipt of the Additional Commitment Notice, the Administrative Agent shall notify the then existing Lenders of the terms of such Additional Commitment Notice and each Lender’s pro rata share of the proposed Additional Commitment Amount. If any Lender does not accept in writing within ten (10) Business Days the offer to increase its respective Commitment, which each Lender may do in its sole and absolute discretion, the Administrative Agent shall further offer the rejected shares to the Lenders that have accepted the proposed increase in their Commitments (each an “Accepting Lender”), pro rata based on the sum of their then existing Commitments plus any additional portion of the Additional Commitment Amount which they have previously accepted. If any Lender shall not accept in writing its pro rata share of the Additional Commitment Amount within ten (10) Business Days after receipt of an offer (including any offer for a portion of the Additional Commitment Amount rejected by another Lender), such Lender shall be deemed to have rejected such offer. The Administrative Agent shall notify the Borrower of all acceptances and rejections with respect to the Additional Commitment Amount by the Lenders. If such acceptances are satisfactory to the Borrower, the Commitments of the Accepting Lenders shall be increased by their respective portions of the Additional Commitment Amount without the consent of any other Lender, subject, however, to (i) no Default being in existence at such time, (ii) the Borrower issuing substitute Notes to the Accepting Lenders in accordance with Section 2.09(f) if so requested by them, (iii) the Accepting Lenders paying to the Administrative Agent (on behalf of

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the other Lenders) the aggregate amount determined by the Administrative Agent to be necessary so that each Accepting Lender’s pro rata share of outstanding Loans and LC Exposure matches the ratio of its increased Commitment to the aggregate amount of all revised Commitments after giving effect to the Additional Commitment Amount, (iv) the Borrower certifying that the representations and warranties of the Borrower Parties set forth herein (as updated from time to time in accordance with this Agreement) and in the other Loan Documents are true and correct in all material respects on and as of the date of the increase (except if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (v) the Borrower Parties, the Accepting Lenders and the Administrative Agent executing such other documents evidencing such adjustments in the Commitments and the Loans as shall be reasonably acceptable to the Borrower, the Accepting Lenders, the Administrative Agent and the Issuing Lender, (vi) the Borrower paying the Administrative Agent for the account of each Accepting Lender such upfront fees as shall be agreed to by the Borrower, (vii) the Borrower paying the Arranger such fees, if any, as shall be agreed to by the Borrower and the Arranger prior to the Administrative Agent commencing its efforts under this paragraph (b), (viii) the Borrower paying all of the Administrative Agent’s reasonable and documented, out-of-pocket, expenses in connection with the foregoing and (ix) if Borrower submits the Additional Commitment Notice to Administrative Agent after the date that is six (6) months prior to the Maturity Date, then the Additional Commitment Amount may only be effected to the extent the Maturity Date can simultaneously be extended in accordance with, and pursuant to the provisions of, Section 2.08(e) hereof. The Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from the Accepting Lenders in accordance with the immediately preceding sentence.
c.Notwithstanding anything to the contrary contained herein, if the Lenders do not accept increases in their aggregate Commitments in the full amount of the Additional Commitment Amount, the Borrower may designate one or more proposed lenders to the Administrative Agent and the Issuing Lender to become Lenders under this Agreement with respect to such balance of the Additional Commitment Amount (but in no event with proposed commitments of less than $5,000,000 unless the Administrative Agent consents thereto which consent shall not be unreasonably withheld, conditioned or delayed), subject in each case to the prior approval of the Administrative Agent and the Issuing Lender, which approvals shall not be unreasonably withheld, conditioned or delayed so long as such proposed lenders are not Ineligible Institutions. If such proposed lenders are so approved, such lenders shall become additional Lenders under this Agreement in accordance with their respective Commitments without the consent of any other Lenders, subject, however, to (i) no Default being in existence at the time of increase, (ii) the Borrower issuing substitute Notes to the new Lenders in accordance with Section 2.09(f), (iii) such new Lenders paying to the Administrative Agent (on behalf of the other Lenders) the aggregate amount determined by the Administrative Agent to be necessary so that each new Lender’s pro rata share of outstanding Loans and LC Exposure matches the ratio of its Commitment to the aggregate amount of all Commitments after giving effect to the Additional Commitment Amount, (iv) the Borrower Parties, the new Lenders and the Administrative Agent executing such other documents evidencing their addition as Lenders hereunder and the adjustment of the Commitments, Loans and, for purposes of this Section 9.14, participations in LC Exposure, as shall be reasonably acceptable to the Borrower, the Administrative Agent and the Issuing Lender, and (v) the Borrower paying all of the Administrative Agent’s reasonable, and documented, out-of-pocket expenses in connection

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with the foregoing. The Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from such new Lenders in accordance with the immediately preceding sentence.
d.Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, each Lender hereby authorizes the Administrative Agent (on behalf of the Lenders) to enter into Modifications of this Agreement and the other Loan Documents to the extent necessary to reflect the adjustment of the Commitments, Loans and, for purposes of this Section 9.14, participations in LC Exposure, the addition of new Lenders and the other matters contemplated by this Section 9.14.
Section 9.15    USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of such Borrower Party and other information that will allow such Lender to identify such Borrower Party in accordance with the Act.
Section 9.16    Authorization to Distribute Certain Materials to Public-Siders.
a.None of the Borrower Parties currently has any publicly traded securities outstanding (including, but not limited to, 144A Securities, commercial paper notes or American Depositary Receipts); provided that each Borrower Party agrees that if any of the Borrower Parties issues any publicly traded securities at a future date, any of the information in the Loan Documents and the Financial Statements to be furnished pursuant to Section 5.01(a) and (c), to the extent then material, will be publicly disclosed or set forth in the related prospectus or other offering document for such issuance.
b.Each Borrower Party hereby authorizes the Administrative Agent to distribute the execution versions of the Loan Documents and Financial Statements to all Lenders, including their Public-Siders who indicate that they would not wish to receive information that would be deemed to be material non-public information within the meaning of the United States federal and state securities laws if the Parties had publicly-traded securities outstanding.
c.If any Borrower Party issues any 144A Securities during the term of this Agreement and its Financial Statements are not filed with the SEC, such Borrower Party (i) agrees to deliver to the Administrative Agent, and authorizes their posting by the Administrative Agent to the public-side view site of the Agency Site, the Financial Statements and Supplemental Materials and (ii) represents, warrants and agrees that the Financial Statements and Supplemental Materials will not constitute information that, upon disclosure to Public-Siders, would restrict them or their firms from purchasing or selling any of the 144A Securities under United States federal and state securities laws. Each Borrower Party further agrees to clearly label such Financial Statements and/or Supplemental Materials with a notice stating: “Confidential Financial Statements provided to 144A Holders” or “Confidential Supplemental Materials,” as the case may, before delivering them to the Administrative Agent.
d.Each Borrower Party acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the materials, documents and information distributed to them pursuant to the authorizations made herein.

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Section 9.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
b.the effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE X
UNENCUMBERED ASSET POOL
Section 10.01    Minimum Unencumbered Asset Value. Subject to the terms and conditions set forth in this Section, the Borrower may voluntarily remove any Qualified Asset from the Unencumbered Asset Pool (including as a result of any financing, sale, transfer or other disposition of any Qualified Asset in accordance with the terms of the Loan Documents). Notwithstanding the foregoing, the Borrower shall not, and shall not permit any other Borrower Party or any Subsidiary of the Borrower or any other Borrower Party to,
a.sell, transfer or otherwise dispose of any Qualified Asset included in the calculation of the Unencumbered Asset Value;
b.remove any Qualified Asset from the calculation of the Unencumbered Asset Value (whether as a result of such Qualified Asset failing to satisfy the requirements set forth in the definition thereof or otherwise); or
c.substitute any Project for any existing Qualified Asset or Assets;
unless, immediately following such sale, transfer, disposition, removal or substitution (i) the Loans made by the Lenders shall not exceed the Available Commitment and (ii) none of the Unencumbered Asset Value shall be derived from Qualified Assets other than Projects satisfying the criteria for “Qualified Assets” as defined herein.
Section 10.02    Replacement of Qualified Assets within the Unencumbered Asset Pool. At any time after the date hereof, the Borrower shall have the right to cause Qualified Assets

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to be removed from, substituted, or added to, the Unencumbered Asset Pool, provided that each of the following conditions are satisfied:
a.In the case of a removal from the Unencumbered Asset Pool (or substitution of a Qualified Asset), no Default or Event of Default shall exist or result from such removal or substitution;
b.Administrative Agent shall have received a Compliance Certificate and a Borrowing Base Certificate reflecting such removal, addition or substitution (provided that for purposes of determining compliance with the covenants contained in Sections 6.12 and 10.01, the calculations contained in such Compliance Certificate and Borrowing Base Certificate shall be prepared based upon the financial information most recently delivered by the Borrower pursuant to Sections 5.01(a) and (c), updated for any Qualified Asset acquired, removed or substituted since the delivery of the last Compliance Certificate and Borrowing Base Certificate pursuant to Sections 5.01(e) and (f)), together with a statement of: (x) the identity of the Project to be removed or added; (y) the Unencumbered Asset Value attributable to such Project; and (z) the acquisition cost of such Project(s);
c.Following such removal, addition or substitution, Borrower Parties shall remain in compliance with the Unencumbered Pool Leverage Ratio, the Minimum Unencumbered Debt Service Coverage Ratio, the Minimum Qualified Assets and the Minimum Occupancy covenants set forth in Section 6.12.
d.In the case of an addition to the Unencumbered Asset Pool, Administrative Agent shall have received the following with respect to the applicable asset: (i) any appraisal obtained by the Borrower (provided that, with respect to any newly acquired Qualified Asset, Borrower may elect not to obtain an appraisal in connection with the acquisition of such Qualified Asset but shall, in such event, obtain an appraisal within six (6) months following such acquisition), a recently issued title policy (including underlying documents, if requested), recent environmental report, Project summary and such other information and documentation as may be reasonably necessary for the Administrative Agent to determine whether the Project qualifies as a Qualified Asset, (ii) within ten (10) Business Days of the receipt of the information required pursuant to clause (i) above, historical operating reports for the Project for the prior three (3) years (if available), the Project budget for the current year, the pro forma Project budget for the coming year (if available), current rent roll, any available current appraisals and valuations, and copies of any commercial lease covering at least fifteen percent (15%) of the rentable space at the Project, and lease abstracts if available and (iii) any additional information the Administrative Agent may reasonably request; and
e.In the case of an addition to the Unencumbered Asset Pool, such Project shall be Wholly-Owned by Borrower or a Qualified SPE, and, if owned by a Qualified SPE, the Borrower shall deliver to the Administrative Agent the documents required pursuant to Sections 2.20(i), (ii) and (iii) in order for such Qualified SPE to become a party to the Affiliate Guaranty.
Upon the Administrative Agent's receipt of each of the items set forth in clauses (b), (c), (d) and (e) above, as applicable, the Administrative Agent shall notify the Borrower within ten (10) Business

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Days whether or not (i) a Project proposed to be added as a Qualified Asset satisfies the definition of Qualified Asset or (ii) a Person proposed to be added as a Qualified SPE satisfies the definition of Qualified SPE (such confirmation not to be unreasonably withheld, delayed or conditioned), and, in the event that the Administrative Agent has not made such determination at the expiration of ten (10) Business Days after the Administrative Agent's receipt of the items listed above, such Qualified Asset shall be deemed to satisfy the definition of Qualified Asset or such Person proposed to be added as a Qualified SPE shall be deemed to satisfy the definition of Qualified SPE, as applicable. Additionally, the Administrative Agent shall have a period of ten (10) Business Days from the receipt of the information required pursuant to clause (c)(ii) above to approve or modify the Unencumbered Asset Value of a Qualified Asset for purposes hereof and unless and until such determination is made by the Administrative Agent (such determination to be made in the Administrative Agent's reasonable discretion), such value shall be the Unencumbered Asset Value of the Qualified Asset that was assigned to it by the Borrower pursuant to clause (b)(y) above.
Section 10.03    Release of Guarantors. In connection with the removal of any Qualified Asset from the Unencumbered Asset Pool (including in connection with releases pursuant to Section 2.20), the Administrative Agent shall simultaneously release the applicable Guarantor from its Guaranty so long as Borrower shall have previously delivered to the Administrative Agent the items required by Sections 10.01 and 10.02 to remove a Qualified Asset from the calculation of Unencumbered Asset Value.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.,
a Maryland corporation

By: /s/ Gregory A. Falk
Name: Gregg Falk
Title: Chief Financial Officer

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ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: /s/ Christian Lunt
Name: Christian Lunt
Title: Executive Director

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LENDERS

JPMORGAN CHASE BANK, N.A.,
as Lender
By: /s/ Christian Lunt
Name: Christian Lunt
Title: Executive Director

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BANK OF AMERICA, N.A.,
as Lender
By: /s/ David Deeke
Name: David Deeke
Title: Senior Vice President

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PNC BANK, NATIONAL ASSOCIATION,
as Lender
By: /s/ John Harvey
Name: John Harvey
Title: Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
By: /s/ Jeffrey Goodman
Name: Jeffrey Goodman
Title: Vice President

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BMO HARRIS BANK N.A.,
as Lender
By: /s/ Alaina Mazewski
Name: Alaina Mazewski
Title: Vice President

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FIFTH THIRD BANK,
an Ohio Banking Corporation, as Lender
By: /s/ Brad Boersma
Name: Brad Boersma
Title: Vice President

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